As filed with the Securities and Exchange Commission on October 10, 1996
                                                  Registration No. 333-12769

                        SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.
                                ----------------

                      AMENDMENT NO. 1 ON FORM S-1 TO

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                RTC CRUISES, LTD.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

 CAYMAN ISLANDS
BRITISH WEST INDIES                   4400                      65-0613844
(State or jurisdiction    (Primary Standard Industrial      (I.R.S. Employer
   of incorporation)       Classification Code Number)      Identification No.)

                                RTC CRUISES, LTD.
                        GABLES WATERWAY EXECUTIVE CENTER
                      1390 SOUTH DIXIE HIGHWAY, SUITE 2114
                           CORAL GABLES, FLORIDA 33146
                                 (305) 663-9072
          (Address and telephone number of principal executive offices)

                              DOUGLAS H. MACGARVEY
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                                RTC CRUISES, LTD.
                        GABLES WATERWAY EXECUTIVE CENTER
                      1390 SOUTH DIXIE HIGHWAY, SUITE 2114
                           CORAL GABLES, FLORIDA 33146
                                 (305) 663-9072
           (Name, address, and telephone number of agent for service)

                                   Copies to:
                             LESLIE J. CROLAND, ESQ.
                               JEFF T. MIHM, ESQ.
               LUCIO, MANDLER, CROLAND, BRONSTEIN & GARBETT, P.A.
                         701 BRICKELL AVENUE, SUITE 2000
                              MIAMI, FLORIDA 33131
                                 (305) 579-0012

                Approximate date of commencement of proposed sale
           to public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box [X]


                         CALCULATION OF REGISTRATION FEE


             TITLE OF EACH                            PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
          CLASS OF SECURITIES          AMOUNT TO BE    OFFERING PRICE    AGGREGATE OFFERING    REGISTRATION
              REGISTERED                REGISTERED       PER SHARE (1)       PRICE(1)               FEE
              ----------                ----------       -------------   ------------------    ------------

Convertible Redeemable Preferred
Stock, par value $.00003 per share     1,400,000          $5.00            $7,000,000           $2,413.80

Common Stock, par value $.00003
per share                              1,400,000(2)         --                --                        --

TOTAL                                                                                           $2,413.80
                                                                                                =========

----------------
(1) In accordance with Rule 457, the registration fee is based upon the proposed offering price of the Convertible Redeemable Preferred Stock.

(2) Represents shares of Common Stock issuable upon conversion of the Convertible Redeemable Preferred Stock. Pursuant to Rule 457, no additional registration fee is required.

         The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                Subject to Completion - Dated September 26, 1996
PROSPECTUS
           1,400,000 SHARES OF CONVERTIBLE REDEEMABLE PREFERRED STOCK
                                RTC CRUISES, LTD.


         RTC Cruises, Ltd. (the "Company") hereby offers for sale outside of the United States (the "Offering") 1,400,000 shares of Convertible Redeemable Preferred Stock, par value $.00003 per share (the "Preferred Stock"), at a purchase price of $5.00 per share.

         From the closing of this Offering, the Company has the right, at any time, to redeem all or any part of the Preferred Stock at $7.50 per share, subject to the right of the holders of the Preferred Stock to convert their shares of Preferred Stock into Common Stock, par value $.00003 per share (the "Common Stock") within seven days of receipt of the notice of redemption.

         Holders of the Preferred Stock have the option, during each six months from the closing of this Offering, to convert up to 25% of the shares of Preferred Stock beneficially owned by each holder into shares of Common Stock. In addition, all Preferred Stock will be automatically converted into Common Stock two years from the closing of this Offering.

         The number of shares of Common Stock issuable upon the conversion of Preferred Stock will be the lesser of either (a) one share of Common Stock for each share of Preferred Stock, or (b) that number of shares determined by multiplying the number of shares of Preferred Stock to be converted by $5.00 and then divided by the average closing bid price of the Common Stock as quoted on the NASDAQ system or in the over-the-counter market for the five business days prior to the date that the certificate evidencing the Preferred Stock is mailed to the Company's transfer agent for conversion, discounted by 20% and rounded to the nearest whole number. In the case of an automatic conversion, the average closing bid price of the Common Stock is based upon the five business days trading price prior to the date of automatic conversion. See "Description of Securities."

         This Offering is being conducted by the Company on a "best efforts, all or none" basis. All proceeds from the sale of the Preferred Stock will be placed in an escrow account at __________________________________________ ("Escrow
Agent") until the earlier to occur of January 15, 1997 or the date that all of the shares offered hereby are sold. The Company will be assisted in its efforts to sell the Preferred Stock by London Manhattan International Ltd., a company incorporated under the laws of The Commonwealth of the Bahamas ("London Manhattan"). See "Certain Transactions-London Manhattan."

         The Company intends to apply to list the Common Stock on the NASDAQ SmallCap Market, ("NASDAQ") although there can be no assurances that an active trading market will develop even if the securities are accepted for quotation. Even if an active trading develops, the Company is still required to maintain certain minimum criteria established by NASDAQ, of which there can be no assurance that the Company will be able to do so. No trading market is expected to develop for the Preferred Stock.

         Prior to this Offering, there has been no public market for the Preferred Stock or the Common Stock. The initial public offering price of the Preferred Stock has been determined by the Company, and bears no relationship to the book value of the Preferred Stock or the Common Stock or to any other generally accepted criteria of value. See "Description of Securities."

         THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 5 OF THIS PROSPECTUS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                             PROCEEDS TO
                           PRICE TO PUBLIC  COMMISSIONS(1)    COMPANY(2)
                           ---------------  --------------    ----------

Per Share                    $5.00             $.50             $4.50
                            ----------         --------       ----------
Total                       $7,000,000         $700,000       $6,300,000

(FOOTNOTES FROM PREVIOUS PAGE)

(1) In addition to paying a commission to London Manhattan equal to 10% of the gross proceeds of this Offering, the Company has agreed to:
         (a) pay London Manhattan a nonaccountable expense allowance in an amount equal to 3% of the gross proceeds of this Offering, (b) issue to London Manhattan 376,000 shares of Common Stock, (c) issue to London Manhattan warrants to purchase an additional 282,000 shares of Common Stock, at an exercise price of $7.50 per share, which are exercisable commencing six months from, and ending three years from, the closing of this Offering, and (d) indemnify London Manhattan against certain liabilities, including liabilities under the Securities Act of 1933. See "Certain Transactions-London Manhattan."

(2) Before deducting estimated expenses of approximately $300,000 payable by the Company (including the nonaccountable expense allowance of London Manhattan equal to 3% of the gross proceeds from this Offering.)

                    SERVICE AND ENFORCEMENT OF LEGAL PROCESS

         Although the Company is incorporated in Cayman Islands, British West Indies, the Company does not expect that the ability of investors to enforce civil liabilities under the U.S. federal securities laws is presently adversely affected thereby since: (i) all of the Company's officers and directors are residents of the United States; (ii) the Company's principal executive offices are located in the United States; and (iii) a substantial portion of all of the Company's assets are not located outside the United States. To the extent that in the future a substantial portion of the Company's assets are located outside the United States, investors may encounter difficulty in enforcing judgments of U.S. courts predicated upon civil liability under the U.S. federal securities laws, depending upon the laws of the particular jurisdiction in which such assets are located.

                             ADDITIONAL INFORMATION

         The Company does not presently file reports and other information with the Securities and Exchange Commission (the "Commission"). Following completion of this Offering, the Company intends to furnish its security holders with annual reports containing audited financial statements and such interim reports as the Company may determine to furnish or as may be required by law.

                               PROSPECTUS SUMMARY

         THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. UNLESS OTHERWISE INDICATED HEREIN, ALL DOLLAR AMOUNTS ARE IN UNITES STATES DOLLARS.


                                   THE COMPANY

         RTC Cruises, Ltd. (the "Company") is a development stage enterprise that has been formed to operate and market a premium class cruise ship and land tours in French Polynesia, popularly known as Tahiti, on a year round basis. The Company, which will operate under the name Royal Tahitian Cruises, plans to offer seven day cruises between the islands of Tahiti, Raiatea, Tahaa, Bora, Huahine, Rangiaroa, and Moorea. The Company will also offer three, four and seven day land vacation packages in conjunction with its cruises. The Company's business strategy is to emphasize its French Polynesian destination as well as the luxury and convenience of travelling by cruise ship. The Company believes that French Polynesia is an ideal location to establish a cruise line. Tahiti has a strong name recognition with the public and possesses a sub-tropical climate with exotic islands relatively untouched by modern development. Distances between island destinations are short, which will be traveled at night to afford passengers the opportunity to experience the various islands and to partake in onshore activities during the day. Although the Company is aware of at least two companies that presently offer cruise services in Tahiti and one ship presently under construction by another company, the Company believes that the Tahitian market is underdeveloped and that, in any event, the Company will be able to compete effectively against these better capitalized and established competitors. The Company, however, will periodically review its cruise itinerary and may deploy its vessel in other areas if financially attractive opportunities develop.

         Passenger fares for a seven day cruise are expected to range from $1,600 to $2,400 (not including airfare), although the Company may in the future be required to adjust these fares due to competitive pressures. The Company will perform all marketing services for the cruise line. The Company believes that by operating year round in a single geographical area it will develop a strong market awareness of its product and will avoid the expenses associated with multiple destination programs that require the repositioning of the vessel from one geographic region to another.

         The Company intends to charter a cruise ship from Concorde Shipping, Ltd., a Cayman Islands, British West Indies corporation in which Douglas H. MacGarvey and Thomas G. Rader, directors and the principal stockholders of the Company, own 50% of the outstanding stock, and commence operations upon the completion of this Offering. The remaining 50% of the stock of Concorde is owned by Herbert Peintner, who was granted options by Messrs. MacGarvey and Rader to purchase an aggregate of 1,065,333 shares of Common Stock from them. The Company may also attempt to charter or acquire additional cruise ships and to engage in other cruise line related activities if the Company is successful in completing this Offering and thereafter obtains the necessary funds either from operations or from additional financing of which there can be no assurance. See "Proposed Business-Possible Additional Activities."

         The Company was originally incorporated in July 1994 as a Florida corporation with the name of Royal Tahitian Cruises, Inc. and was continued in the Cayman Islands, British West Indies on August 23, 1996. Its principal executive offices are presently located at 1390 South Dixie Highway, Suite 2114, Coral Gables, Florida 33146, and its telephone number is (305) 663-9072.


                                  THE OFFERING
Securities Offered ...................................1,400,000 shares of Preferred Stock.

Securities Outstanding Prior to Offering..............No shares of Preferred Stock and 3,442,000 shares of Common Stock. An additional 376,000 shares of Common Stock are issuable to London
                                                      Manhattan upon completion of this Offering.

Securities Outstanding After Offering.................1,400,000 shares of Preferred Stock and 3,818,000 shares of
                                                      Common Stock.

Use of Proceeds ......................................Proceeds estimated to be approximately $6,000,000 are intended to be used to charter a passenger cruise vessel, purchase capital equipment, for marketing and advertising, payment of salaries, including officers' salaries, start-up expenses, overhead, general and administrative expenses, and working capital.  See "Use of Proceeds."

Risk Factors and Dilution ............................An investment in the securities offered hereby is highly speculative, involves significant risks and immediate and substantial dilution.  See "Risk
                                                      Factors" and "Dilution."

Proposed NASDAQ Symbol................................Common Stock - RTCCF

                         SELECTED FINANCIAL INFORMATION


SUMMARY OF DEVELOPMENT STAGE ACTIVITIES
                                                       YEARS ENDED MAY 31,               CUMULATIVE FROM JULY 5, 1994
                                                   ------------------------                (INCORPORATION) THROUGH
                                                    1995                1996                     MAY 31, 1996
                                                    ----                ----              ----------------------------

INCOME STATEMENT DATA:
Net sales .....................................  $     --               --                            --
Selling, general and administrative expenses ..     173,045           191,136                      (364,181)
Net Loss ......................................  $ (173,045)         (191,136)                     (364,181)
Loss per common share:
  Net loss ....................................  $     (.05)             (.06)                        --
Average common shares .........................   3,435,944         3,435,944                         --

BALANCE SHEET DATA
                                                                                                  PRO FORMA
                                               ACTUAL         ACTUAL          PRO FORMA          AS ADJUSTED
                                            MAY 31, 1995    MAY 31, 1996    MAY 31, 1996(1)    MAY 31, 1996(2)
                                            ------------    ------------    ---------------    ---------------
Total Assets                                       750         1,650           219,650            6,219,650
Long-term debt                                 166,050       342,034           342,034              342,034
Deficit Accumulated During Development Stage  (173,045)     (364,181)         (392,181)            (392,181)
Stockholders' Equity (Deficiency)             (170,073)     (361,209)         (143,209)           5,856,791

-----------------
(1) Gives effect to the issuance of 188,000 shares of Common Stock to London Manhattan Communications L.L.C. valued at $1.00 per share for strategic business services to be provided over two years under a consulting agreement, the issuance of 30,000 shares in a private placement offering at $1.00 per share and the issuance of 28,000 shares in a private placement offering at $.01 per share to four persons, including two directors of the Company.
(2) Gives effect to the proceeds from the sale of Common Stock offered hereby, net of approximately $1,000,000 in offering expenses, in the amount of $6,000,000.

                                  RISK FACTORS

         Prospective investors should carefully consider, along with the other information contained in this Prospectus, the following risk factors relating to the Company, the cruise line industry in general and this Offering.

1.       RECENT FORMATION; NO OPERATING HISTORY; REQUIREMENTS FOR
         COMMENCEMENT OF OPERATIONS

         The Company was originally incorporated in Florida in July 1994, and continued in the Cayman Islands, British West Indies in August 1996. The Company has not begun actual cruise line operations, has had no sales to date and will not have any revenues until such time as a passenger cruise vessel is chartered and the Company commences marketing efforts and ticket sales, which are anticipated to occur 90 days after the closing of this Offering. The Company will incur substantial expenses until it commences passenger cruise line operations. The Company is also subject to all of the risks inherent in the creation of a new business. There can be no assurance that the Company's efforts will result in a commercially viable business or that the Company will ever operate at a profit. The Company's ability to deliver quality services at a competitive price is uncertain. Further, the level of acceptance of the Company's services by consumers and the travel and tourism industry cannot be predicted. As a result of its small size and capitalization and lack of operating history, the Company is particularly susceptible to adverse effects of changing economic conditions and consumer tastes, competition, and other contingencies beyond the Company's control. Due to changing circumstances, the Company may be forced to change dramatically or even terminate its planned operations.

2.       LOSSES FROM OPERATIONS AND NEED FOR FINANCING

         Since the Company's incorporation in July 1994 through to May 31, 1996, the Company incurred a net loss of $364,181 and has not generated any revenues. The Company estimates that the net proceeds from this Offering and operating cash flow from its cruise ship operation will be sufficient to satisfy its anticipated cash requirements for a period of approximately 12 months following the consummation of this Offering. The Company believes a passenger load factor of 65% will be required to operate profitably. In the event that proceeds from this Offering prove to be insufficient, and the Company does not generate sufficient cash flow from operations to satisfy cash requirements, the Company may find itself in the position in which it may be required to seek additional equity or debt financing to support its ongoing operations. No assurance can be given that such funds, if required, will be available on terms that are satisfactory to the Company, if they are available at all. If the Company is unable to obtain such financing when needed, the Company may be forced to cease its operations. See "Use of Proceeds."

         In their opinion regarding their audit of the Company's financial statements, the Company's independent accounting firm has stated that because the Company has been dependent upon an affiliate of the Company to support its development activities and has incurred losses since inception, substantial doubts are raised about the Company's ability to continue as a going concern. The Company's financial statements do not include any adjustments that might result from the outcome of this uncertainty. See "Certain Transactions-Officers and Directors" and the financial statements and related notes appearing elsewhere in this Prospectus.

3.       COMPETITION

         The cruise ship business is highly competitive. The Company will be in competition with approximately 134 passenger cruise ships operating worldwide and owned by approximately 33 different cruise lines, the vast majority of which have established their positions in the market and have substantially greater resources that the Company. In Tahiti, the Company is aware of two firms that currently offer luxury cruises on large sailing vessels and one cruise line that is presently constructing a vessel for operation in the area. Each of these firms is significantly larger than the Company and has greater financial and other resources than the Company. Although the Company expects to compete with these firms by operating a traditional passenger vessel (i.e., without sails) at lower cruise fares that the Company believes will be more attractive and familiar to older passengers which comprise the largest segment of the cruise market, no assurances can be given that the Company will be successful in its efforts to compete against established and better capitalized firms. See "Proposed Business-Competition."

4.       OPERATING LEVERAGE

         The cruise industry is characterized by a high degree of operating leverage. Specifically, fixed costs represent the major portion of a cruise line's operating expenses and cannot be significantly reduced when outside factors, such as a downturn in the economy or competition, cause reduction in load factors or passenger fares. While the Company believes that its estimated fixed costs will be reasonable and manageable given its planned operations, the Company may not be able to reduce or decrease these costs on a timely basis in the event that passenger levels drop or fares must be lowered because of poor economic conditions or competitive pressures. The Company will be dependent upon passenger revenues to meet the expenses of chartering and operating its vessel. Accordingly, no assurances can be given that the results of the Company's operations will not be affected adversely by competition, unsatisfactory occupancy percentages or accidents, or that the Company will be able to operate profitably.

5.       CHARTER AND DELIVERY OF THE SHIP

         The charter and delivery of a passenger cruise vessel suitable for the Company's operations is contingent upon the successful completion of this Offering. The Company will charter a passenger cruise vessel from Concorde Shipping, Ltd. ("Concorde"), a Cayman Islands, British West Indies corporation, 50% of the stock of which is owned by Messrs. Thomas G. Rader and Douglas H. MacGarvey, who are the principal stockholders of the Company. The other 50% of the stock of Concorde is owned by Herbert Peintner. Such affiliated company does not presently own or charter any cruise ships. See Risk Factor No. 17 herein. After Concorde has identified and purchased or chartered a vessel suitable for the Company's plan of operations, the Company will charter such vessel from Concorde pursuant to a charter party agreement to be entered into between the Company and Concorde. The Company has been advised by Concorde that such vessel should be located and available for charter by the Company by no later than the Fall of 1997. No assurance, however, can be given that Concorde will deliver a suitable vessel on a timely basis or at all. In such event, the Company would not be able to begin operations and could suffer material adverse consequences.

         The Company will not own any cruise ships. Consequently, after the expiration of the term of the charter party agreement, the Company may be unable to renew the charter. If the Company has not expanded its cruise line activities through additional charters or the acquisition or construction of other ships, it will be unable to engage in cruise line activities.

6.       AVAILABILITY AND PRICE OF ENERGY

         One of the major expenses of operating cruise ships is the cost of fuel. Future increases in the cost of fuel would significantly increase the cost of cruise ship operations. Although cruise lines historically have been able to raise prices to cover higher fuel costs, economic and political conditions in certain areas of the world make it difficult to predict whether fuel will continue to be available at prices that will make operation of the Company's cruise ship economically viable.

7.       CERTAIN RISKS OF OPERATIONS

         The Company's operations may be adversely affected by numerous factors, some of which are common to all business and some of which are unique to the cruise line industry. Such factors include, among others: (i) labor disturbances or strikes, either by shipboard employees or land-based personnel, causing a delay or forcing the cancellation of cruises; (ii) government regulatory orders or rules adversely affecting the Company's operations; (iii) severe damages to the Company's cruise ship as a result of natural or man-made causes, which would temporarily or permanently prevent the ship from operating; and (iv) decreased demand for luxury items such as cruises during economic recessions.

8.       LICENSE TO OPERATE IN TAHITI

         The Company has not yet received its license from the Government of French Polynesia to operate a passenger cruise vessel in French Polynesia. However, the Company has received a commitment from the Government of French Polynesia to license the Company to operate a passenger cruise vessel in French Polynesia for a period of five years from the commencement of the Company's operations if the Company complies with certain conditions, including, but not limited to, providing a minimum of 12 jobs for local residents, training a minimum of three local residents per year, promoting local entertainment and activities companies through information made available aboard the Company's vessel, and buying approximately $512,000 of products locally. Although the Company believes that it will be able to comply with all conditions precedent to the issuance of a license to operate in French Polynesia, there can be no assurances that such license will ultimately be issued to the Company, or if the license is issued, that it can be renewed on terms satisfactory to the Company.

9.       LIABILITY CLAIMS

         The Company faces an inherent risk of exposure to liability claims in the event that the operation of its cruise ships results in accidents or other adverse effects. While the Company will attempt to take appropriate precautions, there can be no assurance that it will avoid exposure to material liability claims. The Company intends to purchase liability insurance for its ship if available at reasonable rates. No assurance can be given, however, that the Company will be able to obtain or maintain adequate liability insurance at reasonable rates. Failure to maintain adequate insurance could place the Company at great financial risk in the event of accidents and could adversely affect the Company's ability to do business. Further, even if the Company were to maintain adequate insurance, adverse publicity from accidents could have a material adverse effect on the Company's business.

10.      IMMEDIATE SUBSTANTIAL DILUTION

         Investors participating in this Offering will incur an immediate and substantial dilution of $3.91 per share. See "Dilution."

11.      NO ASSURANCE OF PUBLIC MARKET

         Prior to this Offering, no public market for the Preferred Stock or Common Stock existed. The Company intends to file an application to list the Common Stock on the NASDAQ Small Cap Market. Such market's minimum listing requirements include minimum total assets of $4,000,000, total stockholders equity of $2,000,000 and registration of the Common Stock under the Securities Exchange Act of 1934 (the "1934 Act"). Prior to such listing, it is anticipated that the Common Stock will be eligible for trading on the NASD Electronic Bulletin Board. As compared with other markets, an investor may find it more difficult to dispose of or obtain accurate quotations for the price of securities traded on the NASD Electronic Bulletin Board. In addition, if the trading price of the Common Stock is less than $5.00 per share, trading in the Common Stock would also be subject to certain rules promulgated under the 1934 Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of persons to sell the Preferred Stock, the Common Stock, or both.

12.      ARBITRARY DETERMINATION OF OFFERING PRICE

         The price at which the Preferred Stock is being offered to potential investors has been arbitrarily determined by the Company, and bears no relationship to the book value of the Preferred Stock or the Common Stock or to any other generally accepted criteria of value. The offering price of $5.00 per share is substantially in excess of the net tangible book value of the Common Stock.

13.      NO DIVIDENDS

         The Company has not paid any cash dividends since its inception, does not anticipate paying any cash dividends in the foreseeable future and intends to retain earnings, if any, to provide funds for general corporate purposes and the expansion of the Company's cruise line business. Any future dividends will be dependent upon the earnings of the Company, its financial requirements and other relevant factors. In addition, pursuant to a shareholder loan agreement among Thomas G. Rader, International Maritime Group, Inc., the Company and Douglas H. MacGarvey, the Company is precluded from making any distribution of cash dividends to its stockholders until all principal and accrued interest owed to Mr. Rader is repaid. As of July 31, 1996, the Company borrowed $392,373 from Mr. Rader under the shareholder loan agreement. See "Certain Transactions-Officers and Directors."

14. RELIANCE ON PRINCIPAL OFFICERS AND NEED TO RETAIN ADDITIONAL EXECUTIVE OFFICERS

         The Company is largely dependent upon the continued services of Douglas
H. MacGarvey, the Chairman of the Board of Directors and Chief Executive Officer of the Company. The loss of the services of Mr. MacGarvey before a qualified replacement is retained could have a material adverse effect on the Company and its future prospects. Although Mr. MacGarvey has a five-year employment agreement with an option to extend the agreement for an additional five years, there can be no assurance that Mr. MacGarvey will remain employed with the Company during the term of his agreement. See "Certain Transactions-Officers and Directors."

         Prior to commencing cruise line operations, the Company intends to hire a President, a Controller, one senior sales/marketing executive and four sales executives plus 25 to 30 administrative employees. Although the Company does not believe that it will encounter inordinate difficulty in attracting and retaining qualified personnel to fill these and other positions, no assurance can be given that the Company will be able to do so. Any inability on the Company's part in attracting and retaining qualified personnel would adversely affect the Company's development and growth.

15.      CONTROL BY PRINCIPAL STOCKHOLDERS

         Douglas H. MacGarvey and Thomas G. Rader, the principal stockholders of the Company, own 92.8% of the shares of Common Stock. After the completion of this Offering, such persons will own approximately 83.7% of the outstanding Common Stock and taking into account the issuance of 1,400,000 shares of Preferred Stock offered hereby, approximately 61.3% of all of the outstanding voting securities of the Company. Herbert Peintner has options to acquire one-third of the shares of Common Stock owned by Messrs. MacGarvey and Rader. See "Principal Stockholders." Since the Company's Memorandum of Association does not provide for cumulative voting rights, Messrs. MacGarvey and Rader will be in a position to elect all of the Company's directors and to control the Company.

16.      DISCRETION IN USE OF PROCEEDS

         The Company presently intends to use the net proceeds of this Offering for the purposes set forth in "Use of Proceeds." The Company, however, retains broad discretion to adjust the application and allocation of the net proceeds of this Offering in order to address changed circumstances and opportunities. As a result, the success of the Company will be dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds of this Offering.

17.      CONFLICT OF INTEREST REGARDING CHARTER PARTY AGREEMENT

         The Company intends to charter a passenger cruise vessel from Concorde in which Douglas H. MacGarvey, the Company's Chairman of the Board and Chief Executive Officer, and Thomas G. Rader, the Company's Vice-Chairman of the Board, own 50% of the outstanding shares. The other 50% of the stock of Concorde is owned by Herbert Peintner, who has been granted an option by each of Messrs. MacGarvey and Rader to acquire an aggregate of 1,065,333 shares of Common Stock owned by them. The Company anticipates that it will be obligated to make charter payments of approximately $10,000 to $15,000 per day depending on the level of charter services provided to the Company by Concorde under the charter party agreement. While the Company believes that its contemplated agreement with Concorde will contain commercially reasonable terms comparable to those which would be available from unaffiliated parties, there can be no assurance that the Company will not suffer material adverse consequences from the inherent conflict of interest and lack of arms-length negotiations with Concorde. Further, in the event that disputes arise between Concorde and the Company, resolutions of such disputes, whether through legal action or otherwise, could be severely complicated by Messrs. MacGarvey, Rader and Peintner having significant interests in both companies.

18.      BOARD OF DIRECTORS AUTHORITY TO ISSUE PREFERRED STOCK

         The Company's Memorandum of Association authorizes the issuance of 10,000,000 shares divided into 8,600,000 shares of Common Stock and 1,400,000 shares of Preferred Stock. If this Offering is completed, there will be issued and outstanding 3,818,000 shares of Common Stock and 1,400,000 shares of Preferred Stock, leaving a balance of shares of capital stock authorized to be issued by the Company of 4,782,000, including the 1,000,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan. These shares may be issued as "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Company's Board of Directors, or a combination of Common Stock and "blank check" preferred stock totalling 8,600,000 shares. The Board of Directors is empowered, without action by the stockholders, to issue additional shares of preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Preferred Stock and Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change of control in the Company. See "Description of Securities."

19.      SHARES ELIGIBLE FOR FUTURE SALE AND REGISTRATION RIGHTS

         Of the 3,442,000 shares of Common Stock outstanding as of the date of this Prospectus, 246,000 shares of Common Stock were issued pursuant to Rule 504 promulgated under the 1933 Act and are therefore unrestricted and 3,196,000 shares of restricted Common Stock are deemed to have been held by affiliates of the Company for more than two years and can be sold by such affiliates in accordance with Rule 144 promulgated under the Securities Act of 1933 (the "1933 Act"). See "Principal Stockholders." In general, under Rule 144, a person, including an affiliate, who has beneficially owned shares of Common Stock for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on NASDAQ, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the volume limitations described herein. No prediction can be made as to the effect, if any, that sales of shares or the availability of such shares will have on the market price of the Common Stock prevailing from time to time. In addition, upon completion of this Offering, the Company will issue to London Manhattan warrants to purchase 282,000 shares of Common Stock. London Manhattan will have the right to demand registration of such shares. The Company also intends to register the 1,000,000 shares of Common Stock reserved for issuance pursuant to the Company's 1996 Stock Option Plan. See "Management-Stock Option Plan" and "Certain Transactions-London Manhattan." The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities.

20.      BEST EFFORTS OFFERING; ESCROW OF INVESTORS' FUNDS

         The shares of Preferred Stock are being offered by the Company on a "best efforts, all or none" basis. All of the shares offered hereby must be sold or none of them will be sold. Since this Offering is being made on a "best efforts" basis, there can be no assurance that any of the Preferred Stock will be sold and no commitment exists by any person to purchase all or any of the shares of Preferred Stock. Consequently, subscribers' funds may be escrowed and then returned without interest thereon or deduction therefrom in the event all of the Preferred Stock offered hereby is not sold by January 15, 1997. Investors will not have the use of any subscription funds during the subscription period.


21.      TAX STATUS OF THE COMPANY

         The Company will be a Controlled Foreign Corporation ("CFC") if Herbert Peintner does not fully exercise the options granted to him by Messrs. MacGarvey and Rader. See "Certain Transactions-Officers and Directors." In the event that Mr. Peintner does not fully exercise such options and the Company remains a CFC for United States income tax purposes, then certain United States stockholders of the Company (i.e. any United States persons owning, directly or indirectly, 10% or more of the voting securities of the Company), will be subject to United States taxation on such stockholder's pro-rata share of the Company's Subpart F income. The amount of the United States stockholder's pro-rata share of the Company's Subpart F income is deemed to be distributed to such stockholder and includable in the stockholder's gross income whether or not there has been an actual distribution of cash from the Company to its stockholders. A United States stockholder of the Company would then be required to pay taxes on income which has not been received. See "Certain Tax Considerations."

         Although the Company does not anticipate that it will be deemed to be a passive foreign investment company ("PFIC"), it is conceivable that at some time the Company will so qualify. In the event that the Company is designated a PFIC for U.S. income tax purposes,then any individual who is a United States citizen or resident who owns stock in the Company will be potentially subject to interest charges that may be imposed on dividend distributions from the Company and that if imposed may materially increase the tax cost of the dividend to the stockholder. See "Certain Tax Considerations-Passive Foreign Investment Company."

22. BOARD APPROVAL OF THE ACQUISITION OF SHARES OF COMMON STOCK BY CERTAIN STOCKHOLDERS

         In accordance with the Articles of Association of the Company, all transfers of shares of capital stock of the Company are subject to the approval of the Board of Directors at their sole discretion. This provision has been incorporated into the Company's Articles of Association in order to ensure that the Company does not become a Controlled Foreign Corporation, as such term is defined in the United States Internal Revenue Code. See "Certain Tax Considerations." Although not intended as such, this provision may discourage or prevent a change in control of the Company. As a result, the Company's stockholders may be deprived of an opportunity to sell their securities at a higher market price, which, at least temporarily, typically accompanies attempts to acquire control of a company through a tender offer, open market purchases or otherwise.

                                 USE OF PROCEEDS

         The Company estimates that the net proceeds of this Offering, after deducting commissions and other expenses of the Offering to be paid by the Company (including legal, accounting and printing costs), will be approximately $6,000,000. The Company intends to use these proceeds for the purposes and in the approximate amounts set forth below:

                                                 AMOUNT          PERCENTAGE
                                                 ------          ----------

Charter of Vessel(1)                          $2,000,000           33.3%
Ship Start-up Expenses(2)                      1,000,000           16.7%
General and Administrative
  Expenses and Overhead(3)                       500,000            8.3%
Officers' Salaries (4)                           200,000            3.3%
Marketing and Advertising(5)                   1,200,000           20.0%
Working Capital(6)                             1,010,000           16.9%
Repayment of Indebtedness to Stockholder(7)       90,000            1.5%

        TOTAL NET PROCEEDS                    $6,000,000            100%
                                              ==========           =====

(1) Letter of credit to be issued in favor of Concorde to guarantee the Company's performance under the charter party agreement. See "Proposed Business-Charter of Vessel."
(2) Prepaid insurance expenses, cost of the ship's positioning voyage to Tahiti and salaries of the on-board ship personnel.
(3) Employee salaries, and general overhead, including office equipment, furnishings and data processing equipment.
(4) Represents anticipated salaries to be paid for a period of six months from the Closing of this Offering to the Chief Executive Officer and one of the other executive officers to be hired during such period.
(5) Includes marketing materials, advertising, business travel for attendance at trade shows and conventions and entertainment expenses.
(6) Working capital will be utilized by the Company to enhance and otherwise stabilize cash flow during the Company's development stage, such that any shortfalls between operating revenues and costs will be covered by working capital. Although the Company prefers to retain its working capital in reserve, the Company may be required to expend part or all of these proceeds as financial demands dictate.
(7) Represents the estimated amount to be repaid to Thomas G. Rader, the Vice-Chairman of the Board of the Company, who will be advancing funds to the Company pursuant to a shareholder loan agreement to cover the Company's expenses relating to this Offering. See "Certain Transactions-Officers and Directors."

         The amounts set forth above represent the Company's best estimate of its allocation of proceeds of this Offering based upon the Company's current plans. The actual allocation of proceeds may vary substantially from these estimates depending upon economic conditions and the success, if any, of the Company's proposed business.

         Pending application of the net proceeds of the Offering, such funds will be invested in short-term bank certificates of deposit, interest bearing savings accounts, United States government obligations or other short-term interest bearing investments.

         The Company believes that the net proceeds from this Offering, along with the anticipated cash flow from operations, will be sufficient to meet its expected cash requirements for a period of at least 12 months following the consummation of this Offering.

                                    DILUTION

         Persons purchasing the Preferred Stock offered hereby will experience immediate and substantial dilution in their investment in the Company. "Dilution" is the reduction in the value of a purchaser's investment and represents the difference between the public offering price and the net tangible book value per share immediately upon completion of this Offering.

         At May 31, 1996, the Company had a negative net tangible book value of $(361,209) or $(.11) per share of Common Stock. Net tangible book value per share represents the Company's total tangible assets less total liabilities, divided by the number of outstanding shares of Common Stock.

         Assuming the sale of 1,400,000 shares of Preferred Stock and conversion to Common Stock, less commissions and estimated offering expenses, the pro forma net tangible book value of the Company at May 31, 1996 would have been $5,856,791 or $1.09 per share of Common Stock. This represents an immediate increase in net tangible book value of $1.19 per share to existing stockholders and an immediate dilution of $3.91 per share to new investors.

         The following table illustrates this dilution on a per share basis:
       Public Offering Price...............................................                     5.00
       May 31, 1996 Net Tangible Book Value Per Share......................   $   (.11)
       Increase Attributable to Post Balance Sheet Transactions(1).........        .01
                                                                              --------
       Net Tangible Book Value Before Offering.............................       (.10)
       Increase Per Share Attributable to New Investors ...................       1.19
                                                                              --------
       Pro Forma Net Tangible Book Value After Offering ...................                      1.09
                                                                                           ----------
       Dilution Per Share to New Investors.................................                     $3.91

---------------

(1) Subsequent to May 31, 1996, the Company issued 188,000 shares of Common Stock to London Manhattan Communications L.L.C. valued at $1.00 per share for strategic business services. Additionally, 30,000 shares and 28,000 shares were issued in a private placement at $1.00 and $.01 per share, respectively. These transactions increased the net tangible book value before the Offering to $(331,209) or $(.10) per share of Common Stock.

       The following table sets forth, as of September 25, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by present stockholders and by new investors purchasing shares in this Offering (assuming a conversion of Preferred Stock to Common Stock):


                                 NUMBER OF             PERCENT            TOTAL          PERCENT           AVERAGE
                                  SHARES               OF TOTAL       CONSIDERATION      OF TOTAL           PRICE
                                 PURCHASED              SHARES            PAID         CONSIDERATION      PER SHARE
                                 ---------             --------       -------------    -------------      ---------
Present stockholders ......      3,442,000               71%         $   30,280             0.4%          $ .009
New investors .............      1,400,000               29           7,000,000            99.6             5.00
Total  . . ................      4,842,000               100%        $7,030,280           100.0%
                                 =========             ======        ==========          =======


                             SELECTED FINANCIAL DATA


SUMMARY OF DEVELOPMENT STAGE ACTIVITIES
                                                       YEARS ENDED MAY 31,               CUMULATIVE FROM JULY 5, 1994
                                                   ------------------------                (INCORPORATION) THROUGH
                                                    1995                1996                     MAY 31, 1996
                                                    ----                ----              ----------------------------

INCOME STATEMENT DATA:
Net sales .....................................  $     --               --                            --
Cost of sales .................................        --               --                            --
Gross profit ..................................        --               --                            --
Selling, general and administrative expenses ..     173,045           191,136                      (364,181)
Net Loss ......................................  $ (173,045)         (191,136)                     (364,181)
Loss per common share:
  Net loss ....................................  $     (.05)             (.06)                        --
Average common shares .........................   3,435,944         3,435,944                         --
Dividends......................................  $     --               --                            --

BALANCE SHEET DATA
                                                                                                  PRO FORMA
                                               ACTUAL         ACTUAL          PRO FORMA          AS ADJUSTED
                                            MAY 31, 1995    MAY 31, 1996    MAY 31, 1996(1)    MAY 31, 1996(2)
                                            ------------    ------------    ---------------    ---------------
Total Assets                                       750         1,650           219,650            6,219,650
Long-term debt                                 166,050       342,034           342,034              342,034
Deficit Accumulated During Development Stage  (173,045)     (364,181)         (392,181)            (392,181)
Stockholders' Equity (Deficiency)             (170,073)     (361,209)         (143,209)           5,856,791

-----------------
(1) Gives effect to the issuance of 188,000 shares of Common Stock to London Manhattan Communications L.L.C. valued at $1.00 per share for strategic business services to be provided over two years under a consulting agreement, the issuance of 30,000 shares in a private placement offering at $1.00 per share and the issuance of 28,000 shares in a private placement offering at $.01 per share to four persons, including two directors of the Company.
(2) Gives effect to the proceeds from the sale of Common Stock offered hereby, net of approximately $1,000,000 in offering expenses, in the amount of $6,000,000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

Development Stage Activities and Liquidity

         The Company is in its development stage, and it has had no cruise operations. The Company has not had any revenue from operations and it has had accumulated losses of $364,181 for the period from July 5, 1994 (incorporation) through May 31, 1996. The Company expects such losses to continue as least through commencement of its full cruise operations in the Fall of 1997, and perhaps thereafter. Since inception through May 31, 1996, the Company's activities have been funded by borrowings from a stockholder of the Company, the cash proceeds from which have totaled $342,034. See "Certain Transactions-Officers and Directors." On September 4, 1996, the Company entered into an agreement with an investment banking firm in connection with raising equity through this Offering. If this Offering is completed, the Company will raise $7,000,000 and has agreed to pay a 10% sales commission and a 3% non-accountable expense allowance ($910,000) of the proceeds raised to the investment banking firm. See "Certain Transactions-London Manhattan."

         The Company anticipates commencing full cruise service in the Fall of 1997. Until full service is commenced, the Company does not expect to generate any material earned voyage revenues; nevertheless, if this Offering is successful, then during the next twelve months the Company expects to have significant capital expenditures for the charter of a vessel, ship start up costs, and significant operating expenses for salaries and marketing. See "Use of Proceeds."

Period July 5, 1994 (Incorporation) to May 31, 1995

         The Company was initially capitalized with $100 in services and received capital contributions of $2,872. During the period the Company borrowed $166,050 from a stockholder. The aggregate funds were primarily used to pay management fees, legal fees, consulting fees and general and administrative expenses, all of which related to development activities for the passenger cruise vessel and capital raising activities.

Year Ended May 31, 1996

         The Company explored various financing alternatives; however, no additional capital was raised during this period. Instead, it borrowed an additional $175,984 from a stockholder in order to support its operations. During this period, the Company had a net loss of $191,136, of which $25,000 were expenses of an offering of securities which was terminated prior to commencing any efforts to offer securities to prospective investors. The remainder of the expenses related to management fees, legal fees, consulting fees and general and administrative expenses all of which related to development activities for the passenger cruise vessel and capital raising activities.

Subsequent to May 31, 1996

         On September 11, 1996, the Company increased its authorized capital from 100 shares, par value $1.00 per share, to 10,000,000 shares, par value $.00003 per share, and the existing stockholders converted 100 shares of their then-owned common stock into 3,196,000 newly authorized shares of Common Stock. The components of stockholders' capital deficiency have been retroactively adjusted to reflect the foregoing transaction.

         In September 1996, the Company sold 30,000 shares of Common Stock for $1.00 per share and 28,000 shares of Common Stock for $.01 per share to certain investors in a private placement. The Company also issued 188,000 shares of Common Stock in connection with an agreement to retain the services of a consulting company. These shares were reflected in the weighted average number of shares outstanding, as adjusted, for the effects of the application of Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 83. Pursuant to SAB No. 83, Common Stock issued by the Company at a price less than the contemplated public offering price is treated as outstanding for all periods presented.

Liquidity

         At May 31, 1996, the Company has incurred losses totaling $364,181, and has negative working capital and a stockholders' capital deficit. These matters raise substantial doubt regarding the Company's ability to continue as a going concern. In order to attain full service operations, the Company's future cash requirements will be significant. The Company plans to use the funds of this Offering, if successful, to (i) pay the expenses in connection with the commencement of the operations of the cruise ship and (ii) provide working capital to support the Company's initial operations to the extent that cash flow from such operations is insufficient. The Company intends to obtain a $2,000,000 letter of credit in order to guarantee its anticipated charter hire payments for approximately six months and expects to incur an additional $1,000,000 in ship start up expenses. The Company anticipates paying, to an affiliate, charter fees of approximately $10,000 to $15,000 a day for the vessel. See "Proposed Business-Charter of Vessel."

The Company has not yet received its license from the Government of French Polynesia to operate a passenger cruise vessel in French Polynesia. However, the Company has received a commitment from the Government of French Polynesia to license the Company to operate a passenger cruise vessel in French Polynesia for a period of five years from commencement of the Company's operations, if the Company complies with certain conditions including, but not limited to, providing a minimum of 12 jobs for local residents, training a minimum of three local residents per year, promoting local entertainment and activities companies through information made available aboard the Company's vessel, and buying approximately $512,000 of products locally. Although the Company believes that it will be able to comply with all conditions precedent to the issuance of a license to operate in French Polynesia, there can be no assurances that such license will ultimately be issued to the Company, or if the license is issued, that it can be renewed on terms satisfactory to the Company.

The Company expects the net proceeds from this Offering (approximately $6,000,000) to be sufficient to enable the Company to commence cruise line operations within twelve months, approximately the Fall of 1997. There can be no assurance, however, that operations will in fact commence as scheduled. In addition, unanticipated problems may arise which may necessitate the need for additional financing until the Company can generate revenues sufficient to meet operating expenses. Further, there can be no assurance that the Company will not experience adverse changes in its business prospects, its proposed operations, or in the transportation or tourism industries, or the U.S. economy.

Realization of any portion of the approximate $137,000 deferred tax asset at May 31, 1996, resulting from the future amortization of start up costs and accrued interest on related party loans, is not considered more likely than not and, accordingly, a valuation allowance has been established for the full amount of such asset.

As of May 31, 1996, the Company had borrowed $342,034 from a stockholder of the Company. The loan bears interest at 6% and is payable at such time as the Company has available cash flow after the repayment of its current obligations, or after January 15, 1999, on demand. See "Certain Transactions- Officers and Directors."


Future Accounting Pronouncement

The Company will be required to apply the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock Based Compensation." This statement establishes a fair value method for accounting for stock-based compensation plans. The Company will apply the provisions of SFAS No. 123 involving any transaction for stock-based compensation.

         The Company does not expect to spend material amounts on research and development during its development stage of operations.

                                PROPOSED BUSINESS

GENERAL

         RTC Cruises, Ltd. (the "Company") was originally incorporated in July 1994 as a Florida corporation with the name of Royal Tahitian Cruises, Inc. and was continued under the laws of the Cayman Islands, British West Indies, on August 23, 1996. Since its original incorporation, the Company has developed its plan to operate and market a premium class cruise ship and land tours in French Polynesia, more commonly referred to as Tahiti.

         The Company plans to offer seven day cruises between the islands of Tahiti, Raiatea, Tahaa, Bora Bora, Huahine, Rangiaroa, and Moorea. The Company will also offer three, four and seven day land vacation packages in conjunction with its cruises. The Company's business strategy is to emphasize its French Polynesian destination as well as the luxury and convenience of travelling by cruise ship. The Company believes that French Polynesia is an ideal location to establish a cruise line. Tahiti has a strong name recognition with the public and possesses a sub-tropical climate with exotic islands relatively untouched by modern development. Distances between island destinations are short, which will be traveled at night to afford passengers the opportunity to experience the various islands and to partake in onshore activities during the day. Although the Company is aware of at least two companies that presently offer cruise services in Tahiti and one ship presently under construction, the Company believes that this market is underdeveloped and that, in any event, the Company will be able to compete effectively against these better capitalized and established competitors. See "Proposed Business-Competition." The Company, however, will periodically review its cruise itinerary and may deploy its vessel in other areas if financially attractive opportunities develop.

         Passenger fares for a seven day cruise are expected to range from $1,600 to $2,400 (not including airfare), although the Company may in the future be forced to adjust these fares due to competitive pressures. The Company will perform all marketing services for the cruise line. The Company believes that it will develop a strong market awareness of its product and reduce its operating costs by operating year-round in a single geographical area.

         After the completion of this Offering, the Company intends to charter a cruise ship from Concorde, a Cayman Islands, British West Indies corporation in which Douglas H. MacGarvey and Thomas G. Rader, directors and principal stockholders of the Company, own 50% of the outstanding stock, and commence operations. The remaining 50% of the stock of Concorde is owned by Herbert Peintner, who was granted an option by each of Messrs. MacGarvey and Rader to purchase an aggregate of 1,065,333 shares of Common Stock from them. See "Proposed Business-Charter of Vessel," and "Principal Stockholders." The Company may also attempt to charter or acquire additional cruise ships and to engage in other cruise line related activities if the Company is successful in completing this Offering and thereafter obtains the necessary funds either from operations or from additional financing, of which there can be no assurance.

THE CRUISE VESSEL

         The Company intends to charter a 450 to 550 passenger cruise ship in the premium class from Concorde. Cruises are generally divided into three classes: standard, premium and luxury. Standard class cruises are characterized by shorter itineraries (one to seven days), standard cabins, double seatings at meals and passenger fares of less than $250 per person per day. Premium class cruises typically offers 7 to 10 day vacation plans ranging in price from $250 to $450 per person per day, diversified worldwide itineraries, two seating dining and attention to product quality. Luxury class service offers cruises from seven days to up to three months with the highest quality of service, large cabins, and single seating dining. The passenger fares on luxury cruises typically exceeds $450 per person per day.

         The premium class vessel that the Company seeks to charter would typically have the following features: four to six passenger decks, a swimming pool, a health club, a casino, a duty free shop, three to four bars, a dining area sufficient to accommodate all passengers in one sitting, a boutique, a beauty parlor, a main lounge for live entertainment as well as standard facilities and amenities traditionally offered on standard cruise ships.

         The Company intends to offer premium quality on-board entertainment, service and cuisine aboard the ship. Consistent with the Company's business strategy of emphasizing its cruise destination, the on-board activities will include entertainment featuring French Polynesian performers and lectures by guest speakers covering the history, culture and geography of French Polynesia and several other Polynesian cultures. Cruise personnel primarily will be Pacific Basin country nationals and will include some Tahitians. The Company plans to offer a restaurant with one-sitting dining, a service typically offered by luxury cruises.

         The Company presently intends to offer its passengers "sous vide" cuisine primarily as dinner entrees. Sous vide cuisine is vacuumed packed frozen gourmet food. The Company presently intends to serve sous vide cuisine because it is easy to ship and store and is prepared by rethermalizing the vacuumed sealed product in simmering hot water for several minutes. By utilizing such product, the Company will be able to hire fewer on-board chefs, thereby reducing the Company's operating expenses. The Company presently intends to purchase the sous vide cuisine from Qusine Sous Vide, Inc., a Vermont corporation controlled by Messrs. Rader and MacGarvey. The Company believes that the price it will pay for the sous vide cuisine will be comparable to the price which could have been negotiated with an unaffiliated third party. The Company also believes that the quality of sous vide cuisine will meet the demands of its cruise passengers. However, if such food does not satisfy its cruise passengers, the Company will revise its menu to accommodate passenger tastes.

         The Company's vessel will comply with all international licensing standards for passenger cruise vessels, including the International Convention Regarding Safety of Life at Sea (S.O.L.A.S.), as developed by the International Maritime Organization. All required classification certificates will be in force in accordance with the international rules of shipping and managed by a recognized vessel classification society. The Company further intends to obtain protection and indemnity insurance for the vessel as well as coverage for passage money due to loss of hire in the event the vessel is unable to operate during scheduled cruise periods due to loss or damage arising from certain covered perils, such as fire and mechanical breakdowns. In addition, it is anticipated that the chartered vessel will be covered by policies for war risk, hull and machinery and oil pollution. No assurance can be given, however, that the Company will be able to obtain or maintain adequate insurance at reasonable rates. Failure to maintain adequate insurance could place the Company at great financial risk in the event of accidents and adversely affect the Company's ability to do business. Further, even if the Company were to maintain adequate insurance, adverse publicity from accidents could have a material adverse effect on the Company's business.

THE CRUISE MARKET

         Since its modern inception in the 1970's, cruising has grown in popularity in the United States and abroad. According to statistics compiled by the Cruise Line International Association ("CLIA"), the number of North American passengers embarking on deep-water cruises of two or more days since 1970 is estimated to be 53 million and has increased from 1.4 million in 1980 to 4.5 million in 1994. This represents a 8.6% annual average rate of growth for the 14 year period. CLIA foresees continued growth in passenger volumes and has predicted that by the year 2000 as many as 8 million people a year will be taking cruises. Presently, the fastest growing segments of the business are the three to four day and the six to eight day cruises and the premium/luxury class of products as a percentage of available berths.

         The Company's primary market will be passengers from the United States. North Americans presently account for approximately 81% of the world cruise market for cruises of three days or more. On the demand side, the Company believes that there exists a potential customer pool for the Company's premium cruise product of over 4.5 million people in the United States, based upon CLIA age, income and propensity guidelines.

         The cruise industry has sought to keep pace with increased demand by constructing new and larger passenger ships. At least 28 ships are scheduled for launching by 1998, of which all but four are 1,000 to 2,000 passenger vessels. Despite some concerns in the industry over potential over-capacity, the passenger cruise industry has been strong, and load factors over the past several years have been high, ranging from 80% to 95%. Passenger capacity of 100% is generally considered in the cruise industry to mean all passenger cabins are occupied with two passengers per cabin.

         The Company believes its primary market will be persons who have previously taken cruises and are 50 to 70 years old. CLIA statistics indicate that this market is 50% of the 53 million people who have cruised between 1970 and 1994. CLIA statistics further reflect that over 50%, or 2.6 million of the
4.5 million people who cruised in 1994, took a one-week cruise, which is the proposed length of the Company's cruise itinerary.

COMPETITION

         The passenger cruise industry is highly competitive. Worldwide , there were approximately 134 passenger ships owned by approximately 33 cruise lines at the end of 1994, the vast majority of which have established their positions in the market place and are owned by companies that have financial resources substantially greater than the Company. Recent increases in capacity in the industry have created a highly competitive environment both in terms of passenger bookings and fare discounts. Although the Company believes that demand for cruises is currently strong, there is no assurance that such demand will continue, or that the Company will be able to compete successfully for cruise passengers.

         The cruise market in Tahiti is, to the Company's knowledge, presently only serviced by two passenger vessels--the Wind Song and Club Med 2. The Wind Song is a four-masted sailing vessel operated by Windstar Sail Cruises, a Holland America Line Company. Operating in French Polynesia since 1985, the Wind Song has a capacity of approximately 150 passengers and advertised fares ranging from $2,795 to $2,995 per person per week, plus airfare, exclusive of premiums for peak travel time and discounts for early ticket purchases. The Club Med 2 is a five-masted sailing vessel operated by Club Mediterranee. The Club Med 2 has a capacity of approximately 400 passengers and advertised fares ranging from $2,100 to $2,500 per person per week, plus airfare. The Club Med 2 commenced service in Tahiti in 1995 for a six month period each year and operating from Noume, New Caledonia the other six months of each year. Management of the Company is not aware whether Club Med 2 will continue to operate from Tahiti on a permanent basis. The Company is also aware of at least one firm, Exploration Cruises, which previously offered cruises in Tahiti but which has since ceased to do business there. It is the Company's understanding that a 330 passenger luxury cruise ship is being constructed for operation in French Polynesia in 1998. The vessel will be operated by Radisson Seven Seas Cruises ("Radisson"), a company which currently operates three luxury cruise vessels. The Company believes cruise prices for this vessel will be significantly higher than those offered by the Company.

         The Wind Song and the Club Med 2 are targeted at younger, affluent consumers looking for a sailing experience but with the comfort and convenience of a modern cruise vessel. It is the Company's understanding that the ship which will be operated by Radisson Seven Seas Cruises will be marketed to luxury cruise consumers who are generally 50 years of age and older and have taken luxury cruises frequently over the past five years. The Company intends to compete with the Wind Song, the Club Med 2 and Radisson by offering a traditional passenger cruise vessel (i.e., no sails) of premium class, which the Company believes will be more familiar and attractive to experienced cruise passengers over the age of 50 years who wish to avoid the more formal and structured atmosphere of luxury vessels and are not attracted to sailing vessels. Worldwide, customers over the age of 50 account for approximately 50% of cruise passengers. In addition, the Company believes that it will be able to offer a similar one-week cruise experience to the Wind Song, Club Med 2 and Radisson at a lower price.

         Cruise lines also compete with other vacation alternatives, and the Company will be competing with air, sea, land and combination packages from a variety of sources. The Company will seek to penetrate the cruise and alternative vacation markets with competitive pricing and a marketing and advertising campaign which will emphasize the excitement and adventure of cruising, the attractive and exotic waters of the Tahitian destination and other factors.

LICENSE AND DESCRIPTION OF TAHITI

         The Company has not yet obtained a license from the Government of French Polynesia to operate a passenger cruise vessel in French Polynesia. However, the Company has received a written commitment from the Government of French Polynesia to license the Company to operate a passenger cruise vessel in French Polynesia for a period of five years from the commencement of the Company's operations, if the Company complies with certain conditions, including, but not limited to, providing a minimum of 12 jobs for local residents, training a minimum of three local residents per year, promoting local entertainment and activities companies through information made available aboard the Company's vessel, and buying approximately $512,000 of products locally. The license to be entered into with the Government of French Polynesia will exempt the Company from import duties and taxes for passenger ships (except for port toll taxes and airport dues), corporate income tax, bonding requirements for passenger ships, and will permit a foreign flagged vessel to operate in Tahitian waters. All such benefits will be for a term of five years, except for the exemption from payroll taxes for Tahitian employees, which will run for a term of 24 months. Although the Company believes that it will be able to comply with all conditions precedent to the issuance of a license to operate in French Polynesia, there can be no assurances that such license will ultimately be issued to the Company, or if the license is issued, that it can be renewed on terms satisfactory to the Company.

         Located seven and one-half hours by air from Los Angeles in the Pacific Ocean midway between Peru and Japan, French Polynesia is comprised of five archipelagoes with 130 islands covering an area of 2 million square miles equal to the size of Europe. The largest of these is the island of Tahiti in the Society Islands archipelagoes, where the capital city of Papeete is located. The total population is approximately 216,000, with over 130,000 inhabitants on the island of Tahiti. The islands are 10 hours behind Greenwich Mean Time, the same as the State of Hawaii.

         French Polynesia has been a French Overseas Territory since 1957 and has been internally autonomous since 1984. As such, it is headed by a High Commissioner representing the French Republic. French Polynesia has its own democratically elected President and Parliament. Tourism is the primary industry and Tahiti is accordingly serviced by a number of international airlines, including Air France, Air Outre Mer (AOM), Air New Zealand, Hawaiian Airlines and Lan Chile. In 1993, almost 150,000 persons visited the islands. The United States produced 31% of the visitors, followed by France (21%), Japan (11%), Germany (6.5%) , Australia (5%) and New Zealand (3.6%). A number of other countries produced the balance of the visitors to French Polynesia. French and Tahitian are the official languages, although English is spoken in the hotels and shops servicing tourists.

SALES AND MARKETING

         Sales and marketing efforts will be concentrated in the United States in the northeast, midwest, and west coast, especially California. The Company intends to engage four sales executives experienced in the sales and marketing of cruise vessels to develop sales through retail travel agents, tour operators, specialty group travel companies and charters. An additional sales person will be engaged to specialize in developing travel industry stand-by business. Because the majority of cruise sales are made through travel agents, the Company will initiate a campaign aimed at familiarizing travel agents with the Company and its cruises. There will also be a heavy emphasis on tour operators who market the Tahiti destination.

      Marketing efforts will consist of:

         (1) Brochures--The Company will publish color brochures containing full description of the vessel, ports visited, on board activities and applicable rates.

         (2) Media Advertising--The advertising message will be communicated through trade publications to travel agents and through national magazines and newspapers to travel agents and the public.

         (3) Public Relations--The Company will issue press releases, hold seminars and will seek to have major articles appear in the trade and public press.

         (4) Direct Mail--To support the group travel program, mail solicitation will be initiated to members of various organizations such as alumni associations and professional groups.

         The sales and marketing efforts will be coordinated from the Company's principal offices in Florida.

CHARTER OF VESSEL

         The Company intends to charter a passenger cruise vessel from Concorde Shipping Ltd. ("Concorde"), a Cayman Islands company, 50% of the stock of which is owned by Douglas MacGarvey, the Company's Chairman of the Board and Chief Executive Officer, and Thomas Rader, the Company's Vice-Chairman of the Board. The other 50% of the stock of Concorde is owned by Herbert Peintner. Mr. Peintner has presently exercisable options to acquire one-third of the shares of Common Stock owned by Messrs. MacGarvey and Rader. See "Principal Stockholders."

         Concorde does not presently own or charter any passenger vessels. After Concorde has identified and purchased (or chartered from the owner) a vessel suitable for the Company's needs, the Company will charter such vessel from Concorde pursuant to the terms and conditions of a charter party agreement to be entered into between the Company and Concorde. The charter party agreement will set forth the charter fee to be paid by the Company to charter the vessel as well as the division of responsibility between Concorde and the Company. No such agreement presently exists.

         The amount of the charter fee will depend upon the type of charter provided by Concorde to the Company. In the event that Concorde makes a "bareboat" charter available to the Company, it is anticipated that the charter fees for a vessel acceptable to the Company would be approximately $10,000 to $15,000 per day. In general, a bareboat charter is one where the charterer is provided the vessel and is responsible for the personnel for the vessel, pays all costs relating to operation, maintenance and insurance. The term of the charter is anticipated to be for five years with an option on the Company's part to extend the charter for an additional five years. Although the Company believes the terms of the charter party agreement will contain comparable terms to those which could have been negotiated with an unaffiliated third party, there can be no assurance that the Company will not suffer material adverse consequences from the inherent conflict of interest and lack of arms-length negotiations with Concorde. In the event that disputes arise between Concorde and the Company, resolutions of such disputes, whether through legal action or otherwise, could be complicated by Messrs. MacGarvey, Rader and Peintner having an interest in both companies.

         Concorde has advised the Company that as part of any charter party agreement, the Company will be required to obtain a letter of credit in favor of Concorde in order to guarantee the Company's performance under such agreement. It is anticipated that the letter of credit will need to cover six months charter payments or approximately $2 million. If for any reason the Company does not make timely payments of its monthly charter fee, Concorde will be able to draw against the letter of credit, which will then have to be restored to the original amount by the Company.

POSSIBLE ADDITIONAL ACTIVITIES

         Provided that the Company obtains the necessary funds either from operations or from additional financing, of which there can be no assurance, the Company may, to the extent opportunities are available, expand its operations and engage in other activities that would be compatible with its passenger cruise operations. The Company may expand its operations by chartering or purchasing additional vessels. No specific plans with respect to additional financing have yet been formulated.

Additional financing would be required to expand the Company's activities and there can be no assurances that the Company's operations can be expanded.

PROPERTIES

         The Company presently conducts all of its operations in approximately 600 square feet of office space located at 1360 South Dixie Highway, Suite 2114, Coral Gables, Florida 33146. The office space is leased in the name of International Maritime Group, Inc. ("IMG"), a company controlled by Douglas H. MacGarvey, the Chief Executive Officer of the Company. The Company is not liable under the terms of the lease but fully reimburses IMG for all expenditures incurred under the lease amounting to approximately $700 per month. The lease expires in April 1997. The Company will likely require a larger space (estimated at approximately 5,000 square feet) in South Florida shortly prior to the commencement of cruise line operations. The Company believes that there is an adequate supply of commercial space in the South Florida area to accommodate this need.

EMPLOYEES

         During the pre-operating stage, the Company expects to have approximately 30 employees, including the Chief Executive Officer, who has already been hired, the president, controller, one senior sales/marketing executive, four sales executives and 22 administrative staff employees. The Company believes that such employees will be sufficient to meet its needs during the pre-operating stage of the Company and that none will be covered by a collective bargaining agreement. At the time the Company commences full passenger cruise operations, the Company will hire approximately 178 additional employees, in order to manage on-board ship operations. See "Plan of Operations." The Company believes that it will not encounter inordinate difficulty in attracting and retaining qualified personnel.

LEGAL PROCEEDINGS

         The Company is not party to any pending legal proceedings, and to the best of its knowledge and belief, none is contemplated or threatened.

                           CERTAIN TAX CONSIDERATIONS

         The following discussion summarizes certain U.S. federal income tax consequences to the Company and to the U.S. persons holding the Company's equity securities. This discussion is a summary for general information only, and it is not a complete analysis of the tax considerations that may be applicable to the Company or to a prospective investor. This discussion also does not address the tax consequences that may be relevant to income of the Company other than from the international operation of ships, as defined in the U.S. Internal Revenue Code of 1986 (the "Code"), nor to particular categories of the Company's stockholders subject to special treatment under certain federal income tax laws, such as dealers in securities, tax exempt entities, banks, insurance companies and foreign individuals and entities. In addition, it does not describe any tax consequences arising out of the tax laws of any state, locality or foreign jurisdiction. The discussion is based upon currently existing provisions of the Code, existing and proposed regulation thereunder and current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion. In connection with the foregoing, investors should be aware that the Tax Reform Act of 1986, as amended (hereinafter, the "1986 Tax Act") changed significantly the U.S. federal income tax rules applicable to the Company and, in certain cases, to certain holders of its Common Stock, including the principal stockholders. Although the relevant provisions of the 1986 Tax Act are discussed herein, those provisions have not yet been subject of extensive administrative or judicial interpretation. Accordingly, there can be no assurances that such interpretation will not have an adverse impact on an investment in the Company's equity securities.

         PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO PARTICULAR TAX CONSEQUENCES TO THEM OF ANY INVESTMENT IN THE COMPANY'S EQUITY SECURITIES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

TAXATION OF THE COMPANY

U.S. TAXATION

         Since the Company is governed under the laws of the Cayman Islands, British West Indies, it will be considered to be a foreign corporation for purposes of U.S. income taxation. This is so regardless of the composition of the stockholders of the Company or the location of its management.

         Foreign corporations are subject to U.S. taxation under two different regimens. First under IRC Section 881(a), (section references are to the Internal Revenue Code of 1986, as amended (IRC), or to the Treasury Regulations issued thereunder (Treas. Reg.) by the Department of the Treasury), a foreign corporation is subject to U.S. taxation on its fixed, determinable, annual or periodic (FDAP) income from U.S. sources. The tax rate imposed by this section is 30% of the U.S. source FDAP received by the Company without deductions of any kind. FDAP income is generally thought of as passive, investment type income such as dividends, interest, rents and royalties that are not connected (as that term is defined in the Code) to any U.S. trade or business. Since the Company will be earning income from its business activities, these provisions, if applicable at all, should have minimal impact on the Company.

         Foreign corporations are also potentially subject to U.S. taxation at the net rates of Section 11 (applicable to U.S. corporations) and the 30% branch profits tax of IRC Section 884 imposed on a foreign corporation's net after tax earnings. These taxes are applied to a foreign corporation's income that is deemed to be effectively connected to the conduct (by such foreign corporation) of a United States trade or business. Since the Company will have management offices in the United States as well as offices through which marketing, reservation, and sales activities are conducted, it is likely that the Company, to some extent, will be deemed to be conducting a U.S. trade or business.

         However, in the Company's case, the above taxes should not apply. Under IRC Section 863(c)(3), the Company is deemed to be earning transportation income from its cruise activities. Under IRC Section 863(c)(1) and (c)(2) such income is "US source" transportation income only if the transportation activity begins and/or ends in the United States. In the case of the Company, the cruises neither begin nor end in the United States. Accordingly, the Company should be deemed to be earning "foreign source" transportation income from its cruises in French Polynesia.

         A foreign corporation's foreign source income is deemed to be effectively connected to a U.S. trade or business (and hence subject to U.S. taxation) only under the limited circumstances described in IRC Section 864(c)(4). IRC Section 864(c)(4)(A) provides that unless the foreign corporation's foreign source income is described in subsection (B) (dealing with dividends, interest, rents and royalties and income from the sale of inventory) or subsection (C), (dealing with foreign insurance companies), it will not be deemed to be effectively connected to the conduct of a U.S. trade or business. Since the Company will be earning foreign source transportation income which is not a class of income described in the above sections, its income should not be deemed to be effectively connected and therefore should be free from U.S. taxation under the above cited sections.

FOREIGN INCOME TAXATION

         The Cayman Islands - There are presently no taxes imposed on profit, income, capital gains, or appreciations of the Company and no taxes are currently imposed in the Cayman Islands on profit, income, capital gains, or appreciations of the holders of the Company's securities or in the nature of estate duty, inheritance or a capital transfer tax.

         French Polynesia - Ordinarily, corporate income taxes are imposed by the Government of French Polynesia on the type of activities proposed by the Company. However as part of the license to be issued to the Company, the Government of French Polynesia has agreed, among other things, to waive such taxes for a period of five years in order to induce the Company to operate in the territory. See "Proposed Business-License and Description of Tahiti." Absent such a waiver the income of the Company will be subject to taxation in French Polynesia.

U.S. TAXATION OF THE COMPANY'S STOCKHOLDERS

         DIVIDENDS. Generally, a United States person whose holdings of a foreign corporation's stock (including shares such person is considered to own under applicable constructive ownership rules) is less than 10% of the Company's outstanding stock generally is not required to recognize income by reason of the Company's earnings until such earnings have been distributed. Dividends paid by the Company to such a stockholder will be taxable to such stockholder as dividend income to the extent of the Company's current or accumulated earnings and profits. Such dividends generally will not be eligible for any dividends-received deduction.

         However, if the Company is a Controlled Foreign Corporation ("CFC") (as that term is defined in IRC Section 957) then certain types of income earned by the Company would be immediately subject to U.S. taxation in the hands of any "U.S. Shareholder" of the Company regardless of whether there was an actual cash distribution to such shareholder. A U.S. Shareholder is defined as a United States citizen or resident who owns (or is considered to own) 10% or more of the Company's voting power on the last day of such taxable year on which the Company's is a CFC.

         If the Company is a CFC for an uninterrupted period of 30 days during any taxable year, a U.S. Shareholder of the Company will generally be required to include in ordinary income his pro rata share of the Company's "Subpart F income" for that taxable year and, in addition, certain other items, including, under certain circumstances, the Company's increase in earnings invested in United States Property, and amounts of previously excluded Subpart F income withdrawn by the Company from investment in certain shipping and related assets, whether or not any amounts are actually distributed to stockholders. (The Company's stockholders who are not U.S. Shareholders will not be affected by the CFC and Subpart F income provisions).

         "Subpart F income" includes among other things, "foreign base shipping income," which is defined to include income derived from using or chartering a vessel in foreign commerce or from the sale, exchange or other disposition of a vessel. Accordingly, if the Company is a CFC, all but an insubstantial part of the Company's earnings is expected by the Company to be "Subpart F income" which will be taxable currently to the Company's U.S. Shareholders to the extent of their pro rata share. This is so regardless of whether there in fact was a cash distribution of those earnings to the Company's stockholders. Earnings and profits of the Company already included in income by a U.S. Shareholder by reason of the CFC provisions discussed above are not again included in income by such U.S. Shareholder or his assignee when an actual distribution is made. Other distributions by the Company by way of dividends with respect to the Common Stock out of current or accumulated earnings and profits will be taxed to a U.S. Shareholder as ordinary income.

         The Company believes that Herbert Peintner will exercise the options issued to him by Messrs. MacGarvey and Rader. See "Principal Stockholders" and "Certain Transactions-Officers and Directors." If such options are fully exercised,the Company believes that it will not be a CFC. In addition, because the Board of Directors of the Company has the right to approve transfers of capital stock, the Company does not believe that, in the future, it will become a CFC after Mr. Peintner fully exercises such options. However, Mr. Peintner may not exercise the options in full. Moreover, due to the complex nature of the attribution rules and the possibility of inter-stockholders purchases and sales, as well as the unpredictability of the affects of the conversion ratios of the Preferred Stock into Common Stock as well as other unforeseen events, it is conceivable that at some future time the Company may become a CFC.

         DISPOSITIONS OF COMMON STOCK. In general, any gain or loss on the sale or exchange of Common Stock of the Company by a stockholder will be capital gain or loss, provided such stock is held as a capital asset. However, if contrary to the Company's expectations, the Company has been a CFC, any person who was a U.S. Shareholder of the Company at any time during the five year period ending on the date of sale or exchange (or a distribution liquidation) when the Company was a CFC may be required to treat all of a portion of the gain from a sale or exchange of Common Stock as ordinary income (to the extent of his proportionate share of certain earnings and profits of the Company's) rather than as capital gain. Any capital gain or loss recognized on a sale or exchange of Common Stock will be long-term capital gain or loss if the stockholder has held the Common Stock for more than one year.

         PASSIVE FOREIGN INVESTMENT COMPANY. A passive foreign investment company ("PFIC") is any foreign corporation if (i) 75% or more of its gross income for its tax year is passive income, or (ii) the average percentage of assets held by the corporation during the tax year which produce, or are held for production of, passive income is at least 50%, IRC Sections 1296(a)(l) and 1296(a)(2). If a company is deemed to be a PFIC, then any U.S. person who owns shares in the company may be subject to the interest charges imposed on the "excess distributions" (as that term is defined in IRC Section 1291) received by the stockholder of the company. In effect, in addition to the normal tax that applies on the dividend distribution, annual interest is charged on that tax for the time that it has been deferred (i.e. for the period of time between when the money was earned by the company and the time it was distributed to its stockholders as a dividend). This could have the result of significantly increasing the amount of total tax payable as a result of receiving a dividend distribution from the Company.

         Moreover, if at any time during the taxpayer's holding period for stock in a foreign company, that company or its predecessor was a PFIC which was not a qualified electing fund, the taxpayer's stock is treated as stock in a PFIC. This rule applies even though the company no longer qualifies as a PFIC. The above rule does not apply, however, if the taxpayer elects to recognize gain as of the last day of the last tax year for which the company was a PFIC or if the stockholder elects to treat the company as a "Qualifying Electing Fund."

         For the "asset" test of a PFIC, an asset is characterized as passive if it has generated (or is reasonably expected to generate in the reasonably foreseeable future) passive income in the hands of the foreign corporation. Cash and other current assets readily convertible into cash, including the working capital of an active business, are passive assets. In applying the tests described above, tangible personal property leased by a foreign company for a term of at least 12 months is treated as though it were owned by the company. The rule which treats leased property as though it were owned by the leasee does not apply (i) if the lessor is a related person or (ii) a principal purpose of leasing the property is to avoid the PFIC provisions or the CFC excess passive assets provisions.

         In the Company's case, after this Offering, the sole asset of the Company (for purposes of this test) will be cash, a passive asset. Its sole income until cruises begin will be interest off the working capital, passive income. Therefore, unless the below described exception applies, the Company will be a PFIC.

         However, a foreign company that is starting up in business is excluded from PFIC classification for its first tax year in which it has gross income (its start-up year) if (i) no predecessor was a PFIC, (ii) it can demonstrate to the Internal Revenue Service that it will not be a PFIC for either of the first two tax years after the start-up year; and (iii) it is not in fact a PFIC for either of those first two years. IRC Section 1297(b)(2). Based on this exception, the Company believes that it can avoid being classified as a PFIC. However, the rules governing this area are extremely complex and there is no guarantee that PFIC status will be avoided.

         If the Company is a PFIC in the start-up phase, a U.S. person who is a stockholder in a foreign company that was a PFIC may elect to remove the PFIC taint from that stock by recognizing gain on that stock as if it were sold for its fair market value on the last day of the taxable year in which the Company was a PFIC. Alternatively, the interest charge on distributions can be avoided if the stockholder makes an election to treat the company as a Qualified Electing Fund. In such case, the stockholder of the Company who makes such an election will include the following in gross income: (i) as ordinary income, such stockholder's pro rata share of the ordinary earnings of such fund for such year, and (ii) as long-term capital gain, such stockholder's pro rata share of the net capital gain of such fund for such year, whether or not there is a distribution from the Company.

         OTHER ANTI-DEFERRAL RULES. The United States also imposes various anti-tax deferral rules to passive foreign investment companies, personal holding companies, foreign personal holding companies, foreign investment companies, and foreign corporations unreasonably accumulating taxable United States earnings. These rules can apply to the foreign corporation, and to a U.S. Shareholder of a foreign corporation, even if the foreign corporation is not a CFC, and even if the foreign corporation is publicly traded. Where applicable, these rules can directly cause the stockholder to be taxed on the undistributed income of the foreign corporation, or they can impose an interest charge on a U.S. Shareholder's deferred tax liability when dividends are actually received or the foreign corporation's stock is sold; or they can impose an additional tax on the foreign corporation on its undistributed income, thereby practically forcing current dividend distributions. However, these rules generally do not apply where substantially all of a foreign corporation's activities consist of conducting an active business rather than earning a passive income. The Company therefore does not believe that any of these rules will apply to the Company. However, these rules are quite technical and depend heavily on factual determinations, and thus conceivably could apply at some time in the future.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table set forth certain information regarding the executive officers and directors of the Company:


          NAME                      AGE             POSITION
          ----                      ---             --------

Douglas H. MacGarvey                 54             Chairman of the Board ,
                                                    Chief Executive Officer,
                                                    and Secretary

Thomas G. Rader                      50             Vice-Chairman of the Board
                                                    and Treasurer

Ronald Kurtz                         54             Director

Albert W. Van Ness, Jr.              53             Director


         DOUGLAS H. MACGARVEY, one of the founders of the Company, has served as the Chairman of the Board, Chief Executive Officer and Secretary of the Company since its inception in July 1994. Mr. MacGarvey was also the Treasurer of the Company from incorporation until September 1996. Since June 1996, Mr. MacGarvey has been the President and a principal stockholder of Qusine Sous Vide, Inc., a specialty food manufacturing firm. Since 1991, he has served as the President of International Maritime Group, Inc., a consulting firm which is owned by Mr. MacGarvey and specializes in advising cruise line companies with respect to acquisitions, development, marketing and business plans, and other cruise-related transactions. Mr. MacGarvey has more than 20 years of experience in the cruise and travel industries, which includes senior management positions with five cruise line companies. From December 1989 to August 1991, Mr. MacGarvey was the president and chief executive officer of Sea Escape Cruises. During the period from 1986 to 1989, he founded and served as the president of two cruise line start-up companies, Tropic Cruise Line Ltd. and Sea Venture/Tropicana Cruises. From 1972 to 1986, Mr. MacGarvey held various management positions with Regency Cruises and Cunard Line Limited, respectively.

         THOMAS G. RADER is one of the founders of the Company and has been a Vice-Chairman of the Board of Directors of the Company since its incorporation and Treasurer since September 1996. Since 1982, Mr. Rader has been the President of Rader Railcar, Inc. in Denver, Colorado, which custom designs and builds unique railcars for tourism applications. Since 1994, he has also served as a director of First American Railways, Inc. which is developing passenger rail service in the South and Central Florida tourist markets. Mr. Rader has more than 20 years of experience in the travel and tourism industry. Since June 1996, Mr. Rader has been the Chairman of the Board of Directors and a principal stockholder of Qusine Sous Vide, Inc. From 1970 to 1975, he served as vice president and director of Sheraton Hawaii (a subsidiary of ITT-Sheraton Corporation) and from 1978 to 1982 he served as vice president and general manager of Holland America/Westours (a division of Holland America Line, Inc.). In 1982, he founded Tour Alaska, a privately-held Alaska tour company, which he subsequently sold to the corporate parent of Princess Cruises, Inc. The Alaska Visitor's Association named Mr. Rader "Man of the Year" in 1989.

         RONALD KURTZ was appointed a Director of the Company in September 1996. Since 1991, Mr. Kurtz has been the President and Chief Executive Officer of Management Resource Group, Inc., a Florida corporation that provides strategic management and marketing consulting services for companies primarily in the travel and hospitality industry. Prior thereto, Mr. Kurtz was the Senior Vice President of Windstar Cruises, Inc. (1987 through 1989), President of Sea Goddess Cruises (1982 through 1986) and Senior Vice President of Marketing and Sales for Norwegian Cruise Lines (1980 through 1981), all of which are in the cruise line business.

              ALBERT W. VAN NESS, JR. was appointed a Director of the Company in September 1996. Since October 1992, Mr. Van Ness has served as the President of Club Quarters, L.L.C., a hotel development and management company. From June 1990 until October 1992, Mr. Van Ness served as a Director Consultant of Managing People Productivity, a consulting firm. From 1982 until June 1990, Mr. Van Ness held various executive officer positions with Cunard Line Limited, a travel and lodging company, including Executive Vice President and Chief Executive Officer of the Cunard Leisure Division and Managing Director and President of the Hotels and Resorts Division. Prior thereto, Mr. Van Ness served as the President of Seatrain Intermodal Services, Inc., a transportation company. Since December 1995, Mr. Van Ness has been a director of Consolidated Delivery and Logistics, Inc., a public company engaged in the same day package delivery business.

                             EXECUTIVE COMPENSATION

         Set forth below is certain information concerning the compensation paid to the Company's chief executive officer for the fiscal year ended May 31, 1996. No executive officer of the Company received compensation in excess of $100,000 for such fiscal year.

SUMMARY COMPENSATION TABLE

         The following table provides the cash and other compensation paid or accrued by the Company to its chief executive officer for the fiscal year ended May 31, 1996:

                                              ANNUAL COMPENSATION                     LONG TERM COMPENSATION
                                              -------------------                     ----------------------

                                                                                          SECURITIES
                                                                              RESTRICTED  UNDERLYING
                                FISCAL               OTHER      ANNUAL          STOCK        STOCK      LTIP      ALL OTHER
      NAME                       YEAR      SALARY    BONUS   COMPENSATION       AWARDS      OPTIONS    PAYOUTS   COMPENSATION
      ----                       ------    ------    -----   -------------      ------      -------    -------   -------------
      Douglas H. MacGarvey(1)    1996      $81,826     0         $0               0            0         0            0

------------------
      (1)  See "Executive Compensation-Employment Agreement."

EMPLOYMENT AGREEMENT

         Since July 1994, the Company has had a verbal agreement with International Maritime Group, Inc. ("IMG") whereby IMG, through the efforts of Mr. MacGarvey, manages the Company's operations. The Company pays IMG $7,000 per month for such services, and IMG distributes such amount to Mr. MacGarvey. After the closing of this Offering, the verbal agreement will be replaced with the written employment agreement described in the following paragraph.

         On September 11, 1996, Mr. MacGarvey, the Chairman of the Board of Directors and Chief Executive Officer of the Company, entered into a five-year employment agreement with the Company. Under the agreement, which will become effective upon the closing of this Offering, the Company will be required to pay Mr. MacGarvey a base annual salary of $200,000, which will increase annually by the increase in the consumer price index. The Company will also be obligated to pay Mr. MacGarvey a quarterly bonus in an amount equal to 3% of the Company's quarterly operating income as determined in accordance with generally accepted accounting principles. Mr. MacGarvey will also be provided with an automobile expense allowance of $600 per month. Mr. MacGarvey's employment agreement is renewable at the option of the Company for an additional five-year term.

STOCK OPTION PLAN

         In September 1996, the Board of Directors of the Company adopted the Company's 1996 Stock Option Plan (the "Plan"). The Plan provides for the grant by the Company of options to purchase up to an aggregate of 1,000,000 of the Company's authorized but unissued shares of Common Stock (subject to adjustment in certain cases including stock splits, recapitalizations and reorganizations) to officers, directors, consultants, and other persons rendering services to the Company. No options have been issued under the Plan. The Company, however, intends to register all shares of Common Stock issuable under the Plan with the Commission on Form S-8.

         The purposes of the Plan are to provide incentive to employees, including officers, directors and consultants of the Company, to encourage such persons to remain in the employ of the Company and to attract to the Company persons of experience and ability. The Plan terminates on April 15, 2006.

         Options granted under the Plan may be either incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended ("incentive options"), or options that do not qualify as incentive options ("nonqualified options"). The exercise price of incentive options must be at least equal to the fair market value of the shares of Common Stock on the date of grant; provided, however, that the exercise price of any incentive option granted to any person who, at the time of the grant of the option, owns stock aggregating 10% or more of the total combined voting power of the Company or of any parent or subsidiary of the Company ("Ten Percent Shareholder"), must not be less than 110% of the fair market value of such shares on the date of grant of the incentive option. No incentive option may be granted under the Plan to any individual if the aggregate fair market value of the shares (determined as of the time the option is granted) which vest (i.e. first become exercisable) during any calendar year, under all incentive options held by such optionee exceeds $100,000. There is no limitation on the amount of nonqualified stock options which may be granted to any participant in the Plan. Options may be granted under the Plan for terms of up to ten years; provided, however, that the term of any incentive option granted to any Ten Percent Shareholder, may not exceed five years. Options granted under the Plan to officers, directors or employees of the Company may be exercised only while the optionee is employed or retained by the Company. However, options which are exercisable at the time of termination may be exercised within three months of the date of termination, and twelve months after termination of the employment relationship or directorship if such termination was by reason of death or permanent disability of the optionee.

LIMITATION OF DIRECTORS' LIABILITY

         Pursuant to the Company's Articles of Association, the Company will indemnify the directors and officers of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses incurred in connection with such person's service as a director or officer, unless the director or officer incurs such actions, proceedings, costs, charges, losses, damages and expenses as a result of his or her willful neglect or a default of his or her obligations to the Company.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth the beneficial ownership of the Common Stock as of September 20, 1996 by: (i) each of the Company's officers and directors; (ii) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; and (iii) all of the Company's officers and directors as a group:

NAME AND ADDRESS OF          SHARES OWNED              PERCENTAGE OF CLASS
BENEFICIAL OWNER              BENEFICIALLY       BEFORE OFFERING   AFTER OFFERING(1)
----------------              ------------       ---------------   -----------------
Douglas H. MacGarvey          1,598,000(2)          46.4              41.8
c/o RTC Cruises, Ltd.
1390 South Dixie Highway
Suite 2114
Coral Gables, FL 33146

Thomas G. Rader               1,598,000(2)          46.4              41.8
c/o RTC Cruises, Ltd.
1390 South Dixie Highway
Suite 2114
Coral Gables, FL 33146

                                       24

Ronald Kurtz                                      10,000            *        *
c/o RTC Cruises, Ltd.
1390 South Dixie Highway
Suite 2114
Coral Gables, FL 33146

Albert W. Van Ness, Jr                            10,000            *        *
c/o RTC Cruises, Ltd.
1390 South Dixie Highway
Suite 2114
Coral Gables, FL 33146

Herbert Peintner                               1,066,333(2)(3)   31.0     27.9
Moon Bay Development
P.O. Box 866
Grand Cayman, British West Indies

London Manhattan                                 188,000          5.5      4.9
Communications L.L.C
360 West 22nd St., Suite 16B
New York, N.Y 10011

All officers and directors as a                3,216,000(2)      93.4     84.2
group (4 persons)

----------
*    Represents less than one percent of the then-outstanding Common Stock.

(1) Does not take into account the conversion of the Preferred Stock into Common Stock, but does include the 376,000 shares of Common Stock to be issued to London Manhattan International, Ltd. at the closing of this Offering. See "Certain Transactions-London Manhattan" and "Description of Securities."

(2) Messrs. MacGarvey and Rader have each granted Mr. Peintner a presently exercisable option to purchase an aggregate of 1,065,333 shares of Common Stock owned by them. See "Certain Transactions-Officers and Directors."

(3) Includes 1,065,333 shares of Common Stock that Mr. Peintner has the option to acquire from Messrs. MacGarvey and Rader and 1,000 shares of Common Stock owned by Mr. Peintner.


                              CERTAIN TRANSACTIONS

OFFICERS AND DIRECTORS

         When the Company was formed in July 1994, 100 shares of Common Stock were issued for nominal consideration to each of Douglas H. MacGarvey and Thomas
G. Rader. On September 11, 1996, the Company was recapitalized, which resulted in Messrs. MacGarvey and Rader each owning 1,598,000 shares of Common Stock.

         Since July 1994, Douglas H. MacGarvey has had a verbal employment compensation arrangement with the Company, whereby he has been receiving $7,000 per month for his services as Chief Executive Officer of the Company. After the completion of this Offering, Mr. MacGarvey's compensation will be based on a five-year written employment agreement with the Company. For a description of such agreement, see " Executive Compensation- Employment Agreement."

         On September 11, 1996, the Company entered into a five-year consulting agreement with Thomas G. Rader, the Vice-Chairman of the Board of the Company. During the term of the agreement, Mr. Rader will provide such consulting services as the Chief Executive Officer or the Board of Directors of the Company may, from time to time, request. Such services will include all aspects of the management and operation of the Company, including, but not limited to, international and domestic sales and marketing, management information systems, and strategic planning to develop the Company's business and increase revenues. In consideration for such services, Mr. Rader will be entitled to receive annual compensation of $100,000 payable exclusively in shares of Common Stock. The value of the Common

Stock will be determined by taking the average of the daily market price of the Common Stock as reported by the exchange or over-the-counter market on which the Common Stock may then be listed. The Company, at its expense, has agreed to register all of the shares to be issued to Mr. Rader with the Commission.

         On July 1, 1994, Thomas G. Rader, International Maritime Group, Inc., a company owned by Douglas H. MacGarvey, the Company and Mr. MacGarvey entered into a shareholder loan agreement, pursuant to which Mr. Rader has agreed to advance monies to or for the benefit and use of the Company from time to time. All loans made to the Company pursuant to this agreement accrue interest at the rate of 6% per year without compounding of interest. As of July 31, 1996, the Company has borrowed $392,373 from Mr. Rader under the agreement. The Company may repay loans made to it under this agreement at such time as the Company has available cash flow after the repayment of its current obligations, the creation of adequate reserves and taking into account any other restrictions or covenants in any bank or other investment documents. All principal and accrued interest owed to Mr. Rader by the Company must be repaid prior to any distribution of dividends to the stockholders of the Company. All principal and accrued interest shall be payable upon the demand of Mr. Rader on or after January 15, 1999.

         In September 1996, Ronald Kurtz and Albert W. Van Ness, Jr., two directors of the Company, each purchased 10,000 shares of Common Stock at a purchase price of $.01 per share.

         On September 12, 1996, Douglas H. MacGarvey and Thomas G. Rader, executive officers, directors and the principal stockholders of the Company, granted Herbert Peintner, a citizen of Austria and resident of the Cayman Islands, a three-year option to purchase an aggregate of 1,065,333 shares of Common Stock owned by Messrs. MacGarvey and Rader. The aggregate purchase price for such shares is $5,326.68, or $.005 per share. Under the terms of the option agreements with Mr. Peintner, the Company will not change its capital structure without the written consent of Mr. Peintner and no shares of capital stock, warrants or other stock rights will be issued to Mr. MacGarvey or Mr. Rader without the written consent of Mr. Peintner. The option agreements may, at the discretion of Messrs. MacGarvey and Rader, be extended for consecutive one year periods.

LONDON MANHATTAN

         On September 4, 1996, the Company entered into a consulting agreement with London Manhattan Communications L.L.C., an Arizona limited liability company ("London Manhattan (Arizona)"). The Company retained London Manhattan (Arizona) to perform services related to strategic business matters, including, but not limited to, short-range and long-term strategic planning, advising the Company with respect to the recruitment and employment of key executives, providing recommendations to the Company regarding additional services and products to be offered by the Company, and assisting in establishing and advising the Company with respect to shareholder meetings and shareholder relations. In consideration for the services to be rendered to the Company by London Manhattan (Delaware), the Company issued 188,000 shares of Common Stock to London Manhattan (Arizona) pursuant to Rule 504 promulgated under the 1933 Act. In addition, the Company has agreed to pay London Manhattan (Arizona) a monthly fee of $10,000, commencing after the closing of the Offering. London Manhattan (Arizona) will be responsible for using a portion of such fee to retain a reputable financial public relations firm to provide services for the Company. The agreement is for an initial term of 24 months, subject to the right of the Company to cancel the agreement on or after January 15, 1997, in the event that this Offering is not completed. London Manhattan (Arizona) is controlled by James V. Hackney and Christopher d'Arnaud-Taylor, who is the brother of Geoffrey Taylor. Geoffrey Taylor controls London Manhattan International Limited. Christopher d'Arnaud Taylor owns no stock in London Manhattan International Limited, and his brother, Geoffrey Taylor, owns no stock in London Manhattan (Arizona).

         On September 4, 1996, the Company entered into an investment banking agreement with London Manhattan International Ltd., a company incorporated under the laws of the Commonwealth of the Bahamas ("London Manhattan"). Under the agreement, London Manhattan is acting as the exclusive agent of the Company with respect to structuring and coordinating this Offering. If this Offering is completed, the Company has agreed to pay London Manhattan a sales commission of 10% and a nonaccountable expense allowance of 3% of the gross proceeds of this Offering. In addition, if this Offering is completed, the Company will issue to London Manhattan 376,000 restricted shares of Common Stock and warrants to purchase an additional 282,000 restricted shares of Common Stock. Such warrants are exercisable commencing six months after the closing of this Offering for a period of 36 months from such closing. The exercise price of the warrants will be $7.50 per share. Commencing six months from, and ending three years from, the closing of this Offering, London Manhattan shall have the right to demand registration with the Commission of the 282,000 shares of Common Stock underlying the warrants. London Manhattan has agreed to pay all costs and expenses associated with such registration, including, but not limited to, all reasonable legal and accounting fees relating thereto.

         The investment banking agreement between the Company and London Manhattan provides for a reciprocal indemnification between the parties against certain liabilities, including liabilities under the 1933 Act. The agreement further provides that if this Offering is completed, London Manhattan shall have a right of first refusal for the period of the earlier to occur of the termination of the agreement or two years from the date of the agreement to assist the Company in any private placement of its debt securities or equity securities.

         The Company has also granted London Manhattan, for the term of the agreement, the right to nominate one person to serve on the Board of Directors of the Company. London Manhattan has not named such a nominee as of the date hereof.

         The foregoing is a summary of the principal terms of the investment banking agreement between the Company and London Manhattan and does not purport to be complete. References made to a copy of the investment banking agreement, which is on file as an exhibit to the Registration Statement of which this Prospectus is a part.


                            DESCRIPTION OF SECURITIES

         The authorized capital of the Company consists of 10,000,000 shares, par value $.00003 per share, divided into 8,600,000 shares of Common Stock and 1,400,000 shares of Preferred Stock. The following summary of certain provisions of the Company's securities does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Memorandum of Association and Articles of Association, copies of which have been incorporated by reference in this Registration Statement, of which this Prospectus forms a part.

COMMON STOCK

         As of September 25, 1996, there were 3,442,000 shares of Common Stock issued and outstanding to 37 stockholders of record.

         The holders of Common Stock are entitled to one vote for each share of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and are non-assessable.

PREFERRED STOCK

         The Company is authorized to issue 1,400,000 shares of convertible redeemable preferred stock, par value $.00003 per share (the "Preferred Stock"), as part of this Offering. The following is a summary of the principal features of the Preferred Stock.

         The Preferred Stock is entitled to a preference with respect to the liquidation or a distribution of the assets of the Company over the Common Stock. In the event of any such liquidation or distribution of assets, the holders of the Preferred Stock will receive $5.00 per share of Preferred Stock before the holders of the Common Stock receive any distribution of the Company's assets. Except as otherwise stated herein, the rights and preferences of the holders of the Preferred Stock are identical to the rights and preferences of the holders of the Common Stock.

         The Company has the right, at any time, to redeem all or any part of the Preferred Stock at $7.50 per share, subject to the right of the holders of the Preferred Stock to convert their shares of Preferred Stock into Common Stock within seven days of receipt of the Company's notice of conversion.

         The holders of the Preferred Stock have the option, during each six months from the date that this Offering is completed, to convert up to 25% of the shares of the Preferred Stock beneficially owned by each holder into shares of Common Stock. In addition, all of the Preferred Stock will be automatically converted into Common Stock two years after the closing of this Offering.

         The number of shares of Common Stock, issuable upon the conversion of Preferred Stock will be the lesser of either (a) one share of Common Stock for each share of Preferred Stock, or (b) that number of shares determined by multiplying the number of shares of Preferred Stock to be converted by $5.00 and then divided by the average closing bid price of the Common Stock as quoted on the NASDAQ system or in the over-the-counter market for the five business days prior to the date that the certificate evidencing the Preferred Stock is mailed to the Company's transfer agent for conversion, discounted by 20% and rounded to the nearest whole number. In the case of an automatic conversion, the average closing bid price of the Common Stock is determined based upon the five business days trading price prior to the date of automatic conversion.

         Pursuant to the Company's Memorandum of Association, the Board of Directors presently has the authority, without further action by the stockholders, to issue up to 4,782,000 shares of Common Stock, preferred stock with terms identical to the Preferred Stock being offered hereby, or preferred stock upon such terms as the Board of Directors may determine in one or more series and with the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock and the Preferred Stock offered hereby. The Board of Directors, without action by the stockholders, can issue undesignated preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock and the Preferred Stock offered hereby. Undesignated preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of undesignated preferred stock may have the effect of decreasing the market price of the Common Stock, if any market should develop, and may adversely affect the voting and other rights of the holders of Common Stock. At present, there are no shares of undesignated preferred stock outstanding.


SHARES ELIGIBLE FOR FUTURE SALE

         Of the 3,442,000 shares of Common Stock outstanding as of the date of this Prospectus, 246,000 shares of Common Stock were issued pursuant to Rule 504 promulgated under the 1933 Act and are therefore unrestricted and 3,196,000 shares of restricted Common Stock are deemed to have been held by affiliates of the Company for more than two years and can be sold by such affiliates in accordance with Rule 144. In general, under Rule 144, a person, including an affiliate, who has beneficially owned shares of Common Stock for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on NASDAQ, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the volume limitations described herein. No prediction can be made as to the effect, if any, that sales of shares or the availability of such shares will have on the market price of the Common Stock prevailing from time to time. In addition, upon completion of this Offering, the Company will issue to London Manhattan warrants to purchase 282,000 shares of Common Stock. London Manhattan will have the right to demand registration of such shares. The

Company also intends to register the 1,000,000 shares of Common Stock reserved for issuance pursuant to the Company's 1996 Stock Option Plan. See "Management-Stock Option Plan" and "Certain Transactions-London Manhattan." The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the securities of the Company is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

DETERMINATION OF PUBLIC OFFERING PRICE

         Prior to this Offering, there has been no public market for the Preferred Stock or the Common Stock. The initial public offering price for the Preferred Stock and the conversion features thereof have been determined by the Company. Among the factors considered by the Company were an analysis of the industry in which the Company is engaged, the present state of the Company's business, the Company's financial condition, the Company's prospects, an assessment of management, the general condition of the securities market at the time of this offering and the demand for similar securities of comparable companies. The public offering price of the Preferred Stock does not necessarily bear any relationship to assets, earnings, book value or other criteria of value which may be applicable to the Company.

                                  LEGAL MATTERS

         The validity of the Preferred Stock will be passed upon by Charles Adams, Ritchie and Duckworth, Zephyr House, Mary Street, Grand Cayman, Cayman Islands, British West Indies. Lucio, Mandler, Croland, Bronstein & Garbett, P.A., 701 Brickell Avenue, Suite 2000, Miami, Florida 33131 has acted as counsel to the Company with respect to certain matters of U.S. law in connection with this Offering. Leslie J. Croland, a stockholder in such firm, beneficially owns 1,000 shares of Common Stock.

                                     EXPERTS

         The financial statements included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contain an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and is included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                             ADDITIONAL INFORMATION

         The Company has filed with the Commission an S-1 Registration
Statement under the 1933 Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and exhibits, to all of which reference is hereby made. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete. With respect to each such contract or document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed to be qualified in its entirety by such reference. All of such documents may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

                                RTC CRUISES, LTD.
                          (A DEVELOPMENT STAGE COMPANY)

                                    CONTENTS

                                                                           PAGE
                                                                           ----

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS..........................F-2

BALANCE SHEETS..............................................................F-3

STATEMENTS OF OPERATIONS....................................................F-4

STATEMENTS OF STOCKHOLDERS' CAPITAL DEFICIENCY..............................F-5

STATEMENTS OF CASH FLOWS....................................................F-6

SUMMARY OF ACCOUNTING POLICIES..............................................F-7

NOTES TO FINANCIAL STATEMENTS...............................................F-9

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of RTC Cruises, Ltd.
  (A Development Stage Company)
Miami, Florida

We have audited the accompanying balance sheets of RTC Cruises, Ltd., (a development stage company) as of May 31, 1996 and 1995, and the related statements of operations, stockholders' capital deficiency and cash flows for the year ended May 31, 1996, the period from July 5, 1994 (incorporation) to May 31, 1995 and for the cumulative period from July 5, 1994 (incorporation) to May 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RTC Cruises, Ltd., at May 31, 1996 and 1995, and the results of its operations and its cash flows for the year ended May 31, 1996, the period from July 5, 1994 (incorporation) to May 31, 1995 and for the cumulative period from July 5, 1994 (incorporation) to May 31, 1996 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company is a development stage enterprise. As discussed in Note 1 to the financial statements, the Company's operating losses since inception, negative working capital and stockholders' capital deficiency raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                                                BDO Seidman, LLP

Miami, Florida
August 26, 1996, except for Note 5
 which is as of October 10, 1996

                                RTC CRUISES, LTD.
                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEETS


                                                            MAY 31,       MAY 31,
                                                             1996          1995
                                                           ---------    ----------
ASSETS

CURRENT
  Employee advance                                         $   1,000           100

DEPOSITS                                                         650           650
                                                           ---------    ----------
                                                           $   1,650           750
                                                           =========    ==========

LIABILITIES AND STOCKHOLDERS' CAPITAL DEFICIENCY

CURRENT LIABILITIES
  Accrued interest                                         $  20,825         4,773

LOANS FROM RELATED PARTIES (Note 3)                          342,034       166,050
                                                           ---------    ----------
TOTAL LIABILITIES                                            362,859       170,823
                                                           ---------    ----------
STOCKHOLDERS' CAPITAL DEFICIENCY (Notes 4 and 5)
  Preferred stock, $.00003 par value; 1,400,000
    authorized; none issued                                       --        --
  Common stock, $.00003 par value; 8,600,000 shares
    authorized; 3,196,000 shares outstanding                     100           100
  Additional paid-in capital                                   2,872         2,872
  Deficit accumulated during the development stage          (364,181)     (173,045)
                                                           ---------    ----------
Total stockholders' capital deficiency                      (361,209)     (170,073)
                                                           ---------    ----------
                                                           $   1,650           750
                                                           =========    ==========

           SEE ACCOMPANYING SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                       AND NOTES TO FINANCIAL STATEMENTS.

                                RTC CRUISES, LTD.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                               FOR THE PERIOD
                                                             FROM JULY 5, 1994  CUMULATIVE FROM
                                                   YEAR       (INCORPORATION)    JULY 5, 1994
                                                   ENDED            TO         (INCORPORATION)
                                                  MAY 31,         MAY 31,         TO MAY 31,
                                                   1996            1995              1996
                                               -----------   -----------------  ---------------
OPERATING EXPENSES:
  Management fees (Note 3)                     $    81,826      $    78,392      $   160,218
  General and administrative                        26,126           32,153           58,279
  Legal fees                                        22,000           27,912           49,912
  Consulting fees                                   11,824           25,312           37,136
  Interest (Note 3)                                 16,053            4,773           20,826
  Rent (Note 3)                                      8,307            4,503           12,810
  Expenses from offerings not completed             25,000             --             25,000
                                               -----------      -----------      -----------
Total expenses                                     191,136          173,045          364,181
                                               -----------      -----------      -----------
NET LOSS, representing deficit accumulated
  during the development stage                 $  (191,136)     $  (173,045)     $  (364,181)
                                               ===========      ===========      ===========
Weighted average
  number of common
  shares outstanding                             3,435,944        3,435,944             --
                                               -----------      -----------      -----------
Net loss per common share                      $      (.06)     $      (.05)            --
                                               ===========      ===========      ===========

           SEE ACCOMPANYING SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                       AND NOTES TO FINANCIAL STATEMENTS.

                                RTC CRUISES, LTD.
                          (A DEVELOPMENT STAGE COMPANY)

                 STATEMENTS OF STOCKHOLDERS' CAPITAL DEFICIENCY

                                                                                            DEFICIT
                                                                                          ACCUMULATED
                                               COMMON STOCK               ADDITIONAL       DURING THE
                                        --------------------------         PAID-IN        DEVELOPMENT
                                          SHARES           AMOUNT          CAPITAL           STAGE               TOTAL
                                        ---------        ---------        ----------      -----------          ---------
Initial capitalization (Note 4(a))      3,196,000        $     100        $    --          $    --             $     100
Capital contribution (Note 4(b))             --               --              2,872             --                 2,872
Net (loss)                                   --               --               --           (173,045)           (173,045)
                                        ---------        ---------        ---------        ---------           ---------

Balance at May 31, 1995                 3,196,000              100            2,872         (173,045)           (170,073)
NET (LOSS)                                   --               --               --           (191,136)           (191,136)
                                        ---------        ---------        ---------        ---------           ---------

BALANCE AT MAY 31, 1996                 3,196,000        $     100        $   2,872        $(364,181)          $(361,209)
                                        =========        =========        =========        =========           =========

                     SEE ACCOMPANYING SUMMARY OF SIGNIFICANT
             ACCOUNTING POLICIES AND NOTES TO FINANCIAL STATEMENTS.


                                RTC CRUISES, LTD.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                    FOR THE PERIOD
                                                                  FROM JULY 5, 1994   CUMULATIVE FROM
                                                      YEAR          (INCORPORATION)    JULY 5, 1994
                                                     ENDED                TO          (INCORPORATION)
                                                     MAY 31,            MAY 31,          TO MAY 31,
                                                      1996               1995              1996
                                                   ---------      ----------------    ---------------
OPERATING ACTIVITIES:
  NET LOSS                                         $(191,136)         $(173,045)         $(364,181)

Adjustments to reconcile net loss to cash
  flows (used) in operating activities:
    Compensation through issuance of stock              --                  100                100
    Increase in employee advance                        (900)              (100)            (1,000)
    Increase in deposits                                --                 (650)              (650)
    Increase in accrued interest                      16,052              4,773             20,825
                                                   ---------          ---------          ---------
Net cash (used) in operating activities             (175,984)          (168,922)          (344,906)
                                                   ---------          ---------          ---------
FINANCING ACTIVITIES:
  Loans from related parties                         175,984            166,050            342,034
  Contributions to capital                              --                2,872              2,872
                                                   ---------          ---------          ---------
Net cash provided by financing activities            175,984            168,922            344,906
                                                   ---------          ---------          ---------
Net increase in cash                                    --                 --                 --
Cash, beginning of period                               --                 --                 --
                                                   ---------          ---------          ---------
Cash, end of period                                $    --            $    --            $    --
                                                   =========          =========          =========

           SEE ACCOMPANYING SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                       AND NOTES TO FINANCIAL STATEMENTS.

                                RTC CRUISES, LTD.
                          (A DEVELOPMENT STAGE COMPANY)

                         SUMMARY OF ACCOUNTING POLICIES

ORGANIZATION AND
BUSINESS

RTC Cruises, Ltd., was originally incorporated in 1994, in the state of Florida and continued in the Cayman Islands, British West Indies in August 1996 . The Company was organized for the purpose of developing and marketing a passenger cruise vessel in French Polynesia. Since inception, the Company's efforts have been devoted to the development of its principal product and raising capital. The Company has not received any revenues from the sale of its services. Accordingly, through the date of these financial statements, the Company is considered to be in the development stage and the accompanying financial statements represent those of a development stage enterprise.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

INCOME TAXES

The Company has incurred losses since inception and accordingly has not provided for income taxes.

NET LOSS PER
COMMON SHARE

Net loss per common share is based on the weighted average number of shares of common stock outstanding, as adjusted, for the effects of the application of Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 83. Pursuant to SAB No. 83, common stock issued by the Company at a price less than the contemplated public offering price is treated as outstanding for all periods presented.

                                RTC CRUISES, LTD.
                          (A DEVELOPMENT STAGE COMPANY)

                         SUMMARY OF ACCOUNTING POLICIES

FUTURE ACCOUNTING
PRONOUNCEMENTS

In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). SFAS No. 121 requires, among other things, impairment loss of assets to be held and gains or losses from assets that are expected to be disposed of be included as a component of income from continuing operations before taxes on income. The Company has adopted SFAS No. 121 as of June 1, 1995 and its implementation did not have a material effect on the financial statements.

In October 1995, FASB issued SFAS No. 123 "Accounting for Stock Based Compensation." SFAS No. 123 established a fair value method for accounting for stock-based compensation plans. The Company will apply the provisions of SFAS No. 123 involving any transaction for stock-based compensation.

                                RTC CRUISES, LTD.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

1.    GOING CONCERN
      AND LIQUIDITY

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of operations. Through May 31, 1996, the Company has incurred losses totalling $364,181 and at May 31, 1996 has negative working capital and a stockholders' capital deficit. These matters raise substantial doubt regarding the Company's ability to continue as a going concern, and the financial statements do include any adjustments that may result from the outcome of this uncertainty. The Company's ability to continue as a going concern and, ultimately, complete its development activities operations is dependent upon obtaining additional financing and successfully completing the development of its product. As discussed in Note 5, the Company has entered into an agreement with an investment banker, on a "best efforts" basis, for a public offering of preferred stock, that if successfully completed, management believes will provide sufficient funds for approximately 12 months. However, there can be no assurance that the Company will not encounter substantial delays and unexpected expenses relating to research, development, production and marketing or other unforeseen difficulties, which may cause the Company to require additional funding to accomplish its business plan.

2.    INCOME TAXES

At May 31, 1996, the Company has temporary differences relating to the basis differentials in the carrying amounts, substantially pertaining to start up costs and accrued interest on related party loans, for financial reporting and income tax purposes aggregating approximately $364,000.

Realization of any portion of the approximate $137,000 deferred tax assets arising from the available temporary differences, is not considered more likely than not and, accordingly, a valuation allowance has been established for the full amount of such asset.

Effective August 1996, the Company will be governed under the laws of the Cayman Islands, British West Indies, and will be considered a foreign corporation for purposes of U.S. taxation.

                                RTC CRUISES, LTD.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

3.    RELATED PARTY
      TRANSACTIONS

As of May 31, 1996 and 1995, the Company had borrowed $342,034 and $166,050 respectively, from a shareholder of the Company. The loan bears interest at 6% and is payable at such time as the Company has available cash flow after the repayment of its current obligations, or after January 15, 1999, on demand. Subsequent to May 31, 1996, the Company borrowed an additional $50,339 from this shareholder. It is not practical to determine the fair value of the loan since it is a related party payable.

The office space occupied by the Company is leased in the name of an affiliated company. The Company is not liable under the terms of the lease but fully reimburses the affiliate for all expenditures incurred under the lease; such amounts approximate $700 a month. The lease expires April 1997.

The Company intends to charter for five years, a passenger cruise vessel and purchase meals from affiliated companies that are owned by the Company's principal shareholders. The Company anticipates that the charter fees will approximate $10,000 to $15,000 a day. In addition, the Company will be required to obtain a $2 million letter of credit in favor of this affiliate to cover six months of charter payments.

The Company has a verbal management agreement with a related Company owned by an officer-shareholder to provide the services of a chief executive officer to the Company. The term of the agreement is for the period in which the Company is in the development stage. Under the terms of the agreement, the related Company is entitled to receive $84,000 per year. (See Note 5(e)).

4.    STOCKHOLDERS'
      CAPITAL
      DEFICIENCY

a) During 1994, the Company issued 100 shares of common stock in return for $100 in services as the initial capitalization of the Company. On September 11, 1996, the Company increased its authorized capital from 100 shares, $1 par value to 10,000,000 shares, $.00003 par value and the existing shareholders converted 100 shares of their then owned common stock into 3,196,000 newly authorized $.00003 par value shares of common stock. Of the 10,000,000 shares, 1,400,000 shares are $.00003 par value preferred stock. The preferred stock is entitled to a preference with respect to the liquidation or a distribution of the assets of the Company over the Common Stock. In the event of any such liquidation or distribution of assets, the holders of the Preferred Stock will receive $5.00 per share of Preferred Stock before the holders of the Common Stock receive any distribution of the Company's assets. The components of stockholders' capital deficiency have been retroactively adjusted to reflect the foregoing transaction.

b) During 1995, the Company received $2,872 in additional capital contributions.

                                RTC CRUISES, LTD.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

5.    SUBSEQUENT
      EVENTS

a) On September 4, 1996, the Company entered into an agreement with an investment banking firm in connection with raising equity, on a best effort basis, through the sale of 1,400,000 shares of convertible redeemable preferred stock, par value $.00003 per share, at a price of $5.00 per share (Offering). Under the agreement, the investment banking firm will act as exclusive agent of the Company with respect to structuring and coordinating the Offering. If this Offering is completed, the Company will raise $7,000,000 and has agreed to pay a 10% sales commission and a 3% non-accountable expense allowance ($910,000) of the proceeds raised to the investment banking firm and issue the investment firm 376,000 shares of common stock plus warrants to purchase an additional 282,000 shares of common stock at $7.50 per share.

b) On September 4, 1996, the Company entered into an agreement to retain the services of a consulting company, which is owned by the brother of the owner of the investment banking firm referred to in 5(a) above, to perform services related to strategic business matters. In consideration for the services rendered, the consulting company was issued 188,000 shares of common stock. In addition, the Company has agreed to pay the consulting company a monthly fee of $10,000 commencing on the 10th day following the closing of the Offering. The agreement is for an initial term of 24 months, subject to the right of the Company to cancel the agreement on or after January 15, 1997, in the event that the Offering is not completed.

c) In September 1996, the Company sold 30,000 shares of $.00003 par value, common stock for $1.00 per share.

d) In September 1996, the Company sold 28,000 shares of $.00003 par value, common stock for $.01 per share to certain officers and directors of the Company.

e) On September 11, 1996, the Company entered into a five year employment agreement with a principal shareholder, who is also the Company's Chairman of the Board and Chief Executive Officer, which will become effective upon the closing of the Offering. The agreement

                                RTC CRUISES, LTD.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

      will continue for successive five year terms, unless cancelled by either party. Under the agreement, he will receive a base salary of $200,000, which will increase annually based upon increases in the consumer price index. The Company will be obligated to pay quarterly bonuses in an amount equal to 3% of the Company's quarterly operating income (as defined). In addition, he will be provided an automobile expense allowance of $600 per month.

      On the same date, the Company entered into a five year consulting agreement with another of its principal shareholders who is also Vice Chairman of the Board, which will become effective upon the closing of the Offering. The agreement will continue for successive five year terms, unless cancelled by either party. During the term of the agreement, the consultant will be entitled to annual compensation of $100,000, payable exclusively in shares of the Company's common stock.

f) In September 1996, the Board of Directors of the Company adopted the Company's 1996 Stock Option Plan (the "Plan"). The Plan provides for the grant by the Company of options to purchase up to an aggregate of 1,000,000 of the Company's common stock (subject to adjustment in certain cases including stock splits, recapitalizations and reorganizations) to officers, directors, consultants, and other persons rendering services to the Company. Options granted may be either "incentive stock options," within the meaning of Section 422A of the Internal Revenue Code, or non-qualified options. No options have been issued under the Plan.

      The purposes of the Plan are to provide incentives to employees, including officers, directors and consultants of the Company, to encourage such persons to remain in the employ of the Company and to attract to the Company persons of experience and ability. The Plan terminates on April 15, 2006.

g) On October 10, 1996, the shareholders adopted a special resolution that changed the preferred stock conversion rights so that the number of shares of Common Stock issuable upon the conversion will be the lesser of either
      (a) one share of Common Stock for each share of Preferred Stock, or (b) that number of shares determined by multiplying the number of shares of Preferred Stock to be converted by $5.00 and then divided by the average closing bid price of the Common Stock (as defined) discounted by 20%.

                                RTC CRUISES, LTD.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

6.    CONTINGENCY

The Company has not yet received its license from the Government of French Polynesia to operate a passenger cruise vessel in French Polynesia. However, the Company has received a commitment from the Government of French Polynesia to license the Company to operate a passenger cruise vessel in French Polynesia for a period of five years from the commencement of the Company's operations, if the Company complies with certain conditions including, but not limited to, providing a minimum of 12 jobs for local residents, training a minimum of three local residents per year, promoting local entertainment and activities companies through information made available aboard the Company's vessel, and buying approximately $512,000 of products locally. Although the Company believes that it will be able to comply with all conditions precedent to the issuance of a license to operate in French Polynesia, there can be no assurances that such license will ultimately be issued to the Company, or if the license is issued, that it can be renewed on terms satisfactory to the Company.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO ITS DATE.

                                 -------------

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Prospectus Summary...........................................................3
Selected Financial Data..................................................... 4
Risk Factors.................................................................5
Use of Proceeds.............................................................11
Dilution....................................................................11
Management's Discussion and Analysis of Financial Condition.................12
Proposed Business...........................................................13
Certain Tax Consideration.................................................  18
Management..................................................................22
Executive Compensation......................................................23
Principal Stockholders......................................................24
Certain Transactions........................................................25
Description of Securities...................................................27
Legal Matters...............................................................29
Experts.....................................................................29
Additional Information ...................................................  29
Index to Financial Statements..............................................F-1

                                 -------------

     Until __________________, 1996 (25 days after the date of this Prospectus), all broker-dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                1,400,000 SHARES
                            OF CONVERTIBLE REDEEMABLE
                                 PREFERRED STOCK

                                RTC CRUISES, LTD.

                                -----------------
                                   PROSPECTUS
                                -----------------

                             _________________, 1996

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Expenses in connection with the issuance and distribution of the securities being registered will be borne by the Registrant and are estimated as follows:

         Securities and Exchange Commission registration fee.......  $ 2,413.80
         NASDAQ filing fee ........................................  $10,000.00
         Legal fees and expenses...................................  $50,000.00
         Blue Sky expenses.........................................  $ 1,500.00
         Accounting fees and expenses..............................  $17,000.00
         Printing fees.............................................  $ 3,000.00
         Transfer Agent's fees.....................................  $ 2,000.00
         Miscellaneous.............................................  $ 4,000.00

                Total..............................................  $89,913.80*

         * All amounts except the Commission registration fee are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Pursuant to the Company's Memorandum of Association, the Company will indemnify the directors and officers of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses incurred in connection with such person's service as a director or officer, unless the director or officer incurs such actions, proceedings, costs, charges, losses, damages and expenses as a result of his or her willful neglect or a default of his or her obligations to the Company.

ITEM 15. RECENT SALE OF UNREGISTERED SECURITIES.

         Described below is information regarding all securities that have been issued by the Company since its incorporation:

         When the Company was incorporated in July 1994, Douglas H. MacGarvey and Thomas G. Rader were each issued, for nominal consideration, 100 shares of the Company's common stock. In September 1996, the Company was recapitalized and each of the 100 shares issued to Messrs MacGarvey and Rader were converted into 1,598,000 shares of Common Stock. These transactions were considered exempt from the registration requirements of the 1933 Act under Section 4(2) of the 1933 Act since the transactions did not involve any public offering.

         Pursuant to Rule 504 promulgated under the 1933 Act, the Company in September 1996 sold 30,000 shares of Common Stock to 30 persons for $1.00 per share, 28,000 shares of Common Stock to four persons for $.01 per share and 188,000 shares to London Manhattan Communications L.L.C. for strategic business services to be provided over a two-year period under a consulting agreement.


ITEM 16.   EXHIBITS.

EXHIBIT    DESCRIPTION
-------    ----------
 3.1       Memorandum of Association.**

 3.2       Articles of Association.

 4.1       Form of Preferred Stock certificate.*

 4.2       Form of Common Stock certificate.*

 5         Opinion and Consent of Charles Adams, Ritchie and Duckworth. *

10.1       Employment Agreement, dated September 11, 1996, between the Company and Douglas H. MacGarvey.**

10.2       Consulting Agreement, dated September 4, 1996, between the Company and Thomas G. Rader.**

10.3       Shareholder Loan Agreement, dated July 1, 1994, among Thomas G. Rader, International Maritime
           Group, Inc., the Company and Douglas H. MacGarvey.**

10.4       Stock Purchase Option, dated September 12, 1996, between Douglas H. MacGarvey and Herbert
           Peintner.**

10.5       Stock Purchase Option, dated September 12, 1996, between Thomas G. Rader and Herbert Peintner.**

10.6       Consulting Agreement, dated September 4, 1996, between the Company and London Manhattan
           Communications L.L.C.**

10.7       Investment Banking Agreement, dated September 4, 1996, between the Company and London Manhattan
           International Limited ("London Manhattan International").

10.8       Form of Warrant to be issued to London Manhattan International pursuant to Exhibit 10.7 hereof.**

10.9       Form of Escrow Agreement to be entered into between the Company and the Escrow Agent.**

10.10      1996 Stock Option Plan and Forms of Stock Option Agreements.**

10.11      Decree from the President of the Government of French Polynesia regarding License for the Company and Letter from the Head of the Tourism Department.**

23         Consent of BDO Seidman, LLP

24         Power of Attorney**

27         Financial Data Schedule. (For SEC purposes only).

---------------------
*  To be filed by amendment to this Registration Statement.
**Previously filed with the Registration Statement.

ITEM 17.     UNDERTAKINGS.

         (a) The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in that Act and will be governed by the final adjudication of such issue.

         (d) The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on October 10, 1996.

                              Registrant:       RTC CRUISES, LTD.

                                                By: /s/ DOUGLAS H. MACGARVEY
                                                    ----------------------------
                                                    Douglas H. MacGarvey
                                                    Chief Executive Officer



         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                                 TITLE                     DATE
---------                                 -----                     ----
/s/ DOUGLAS H. MACGARVEY         Chairman of the Board,      October 10, 1996
------------------------------   Chief Executive Officer,
Douglas H. MacGarvey             and Secretary (principal
                                 executive, financial
                                 and accounting officer)

/s/       *                      Vice Chairman of the Board  October 10, 1996
------------------------------   and Treasurer
Thomas G. Rader

/s/       *                      Director                    October 10, 1996
------------------------------
Ronald Kurtz

/s/       *                      Director                    October 10, 1996
------------------------------
Albert W. Van Ness, Jr.

/s/ DOUGLAS H. MACGARVEY
------------------------------
*By: Douglas H. MacGarvey
     Attorney-in-Fact

                               INDEX TO EXHIBITS

NUMBER                          DESCRIPTION
------                          -----------

 3.2       Articles of Association.

10.7       Investment Banking Agreement, dated September 4, 1996, between the Company and London Manhattan
           International Limited ("London Manhattan International").

23         Consent of BDO Seidman, LLP.

27         Financial Data Schedule. (For SEC purposes only).
